Exhibit 99.1

BOARD OF GOVERNORS OF THE

FEDERAL RESERVE SYSTEM

Washington, D. C. 20551

FORM 10-KSB

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For fiscal year ended December 31, 2005

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For transition period from                      to

Albemarle First Bank

(Name of small business issuer in its charter)

Virginia	54-1882473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1265 Seminole Trail P.O. Box 7704 Charlottesville, Virginia	22906
(Address of principal executive offices)	(Zip Code)

(434) 973-1664

(Issuer’s telephone number)

Securities registered under Section 12(b) of the Exchange Act:

NONE

Securities registered under Section 12(g) of the Exchange Act:

COMMON STOCK, $4 PAR VALUE

Check whether the issuer is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act.  ☐

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days.  Yes ☒  No ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐  No ☒

The issuer’s revenues for its most recent fiscal year were $7,572,787.

The aggregate market value of the voting and non-voting common equity, consisting solely of common stock, held by non-affiliates of the issuer computed by reference to the closing price of such stock was $26,449,447 as of March 2, 2006.

The number of shares of outstanding common stock of the issuer as of March 2, 2006 is 1,751,619.

Transitional Small Business Disclosure Format:  Yes ☐  No ☒

Albemarle First Bank

10-KSB

PART I

ITEM 1.	DESCRIPTION OF BUSINESS

General

Albemarle First Bank (the Bank) is a Virginia banking corporation, incorporated under the laws of Virginia on January 23, 1998. The Bank began operations as a state-chartered bank on December 28, 1998.

The bank provides a complete range of banking and financial services to the individuals and businesses within Charlottesville and the surrounding area. As a community-oriented and locally-owned institution we offer a variety of deposit products to our customers including checking and savings accounts, money market accounts, and certificates of deposit. These funds are reinvested back into the community by meeting our customers’ needs for commercial and real estate loans, mortgages, and consumer loans. In addition to our loan portfolio, the Bank has $16.7 million dollars invested in government agency bonds and mortgage backed securities as of December 31, 2005. These investments generate interest income for the Bank while offering a source of liquidity for future growth. As an additional source of liquidity the Bank uses a line of credit at the Federal Home Loan Bank to meet short-term funding requirements.

To complement the traditional community banking services provided by the Bank, additional conveniences such as debt and credit cards, on-line banking (at www.albemarlefirstbank.com), direct deposit, ATMs, and 24-hour telephone banking are available to our customers. These services fulfill the business and personnel banking demands of our customers and allow the Bank to contend with larger competitors.

The Bank was initially capitalized through a public offering of common stock at a price of $10.00 per share. This initial public offering resulted in an initial capitalization of $7.2 million. In October and November 2001, the Bank conducted a second public offering of units (with each unit consisting of a share of common stock and a warrant to purchase a share of common stock at $10.50 per share) at a per-unit cost of $8.75. The units offering resulted in additional capital of $4.1 million. On April 4, 2003, the Bank’s Board of Directors (the Board) elected to discount the exercise price of the common stock warrants to $7.00 from $10.50 in an attempt to raise additional capital through the period May 2, 2003. Due to the interest by investors, the Bank’s Board extended the discount period through June 2, 2003. A total of 336,190 warrants were exercised resulting in a gross increase to capital of $2,353,330.

A total of 144,437 warrants were exercised during 2005 at the original exercise price of $10.50 resulting in additional capital of $1.5 million. As of December 31, 2005, 97,658 warrants remain available for exercise.

As of December 31, 2005, the Bank had total assets of $116.6 million, deposits of $99.0 million, gross loans outstanding of $88.4 million, and stockholder’s equity of $12.1 million.

Market and Locations

Headquartered in Charlottesville, Virginia, the Bank operates three full service branches serving the City of Charlottesville, Albemarle County, Greene County, and the surrounding areas. The Bank’s main office is located within Albemarle County at 1265 Seminole Trail, Charlottesville, Virginia. Charlottesville is the central city within its Metropolitan Statistical Area (MSA) acting as a market center for retail and commercial transactions in Central Virginia. Located in the eastern foothills of the Blue Ridge Mountains approximately 100 miles southwest of Washington D.C., Charlottesville, Virginia was named as the most desirable city to live in America by Frommer’s, an international travel agency. Charlottesville’s MSA has a population of 180,901 in 2004, a 3.95% increase from 2000.

The prosperity and stability of the local economy is greatly influenced by Charlottesville’s largest employer, the University of Virginia. Ranked number one in academics among public universities according to the 2004 U.S. News and World Report, the University staffs over 12,000 employees and has an enrollment of almost 20,000 students.

The Bank’s Greene County location has significant growth potential. The County is expanding and in 2005 approved development of approximately 1,100 new residential units and 650 units of housing for senior citizens, with future commercial and residential development expected. According to the U.S. Census Bureau, Greene County’s population was approximately 16,779 in 2003 and has grown 10.1% since 2000.

Banking Services

Albemarle First Bank receives deposits including business and personal checking, money markets, savings accounts, and certificates of deposit. The Bank’s lending products include commercial loans, residential development and construction, residential mortgages, and consumer lending.

To enhance our deposit and lending products the Bank also offers many other services including safe deposit boxes, issuance of cashier’s checks, certain cash management services, travelers checks, direct deposits of payroll and social security checks, automated drafts for various accounts, domestic and international wire transfers, and 24-hour telephone banking. The Bank is associated with a shared network of automated teller machines that may be used by our banking customers throughout Virginia and other regions. We provide insurance services through our subsidiary, AFB Insurance, Inc. We also offer credit card services, debit cards and internet banking. Our internet banking service (at www.albemarlefirstbank.com) allows customers to access their account balances, make payments on loans, transfer funds from one account to another and view images of their checks. Customers can also make payments to third party vendors and are able to view images of their written checks. The Bank operates as a state chartered commercial bank and is a member of the Federal Reserve System. Our deposits are insured pursuant to and up to the limits provided in the Federal Deposit Insurance Act.

The Bank believes there are significant opportunities to service all economic strata in our market area, with an emphasis on middle-income consumers and small local businesses. Accordingly, we provide a full range of consumer banking services. We offer consumer loans for financing automobiles, home improvements, and educational needs and residential mortgage loans. Commercial loans are available, both on a secured and unsecured basis, in support of business activities for professionals and small and medium sized businesses.

Our lending activities are subject to a variety of lending limits imposed by Virginia law. Different limits apply depending on the type of loan or the nature of the borrower (including the borrower’s relationship to the Bank). In general, we are subject to a loan-to-one borrower limit in an amount equal to 15% of our capital and surplus. The Bank may also choose to impose a policy limit on loans to a single borrower that is less than the legal lending limit. Our Board believes that our current capitalization provides a lending limit that satisfies the credit needs of a large portion of our targeted market segment. The Bank has established relationships with correspondent banks to participate in loans when individual loan amounts exceed our legal lending limits or internal lending policies.

Competition

The banking and financial services market within Charlottesville and the surrounding areas is highly competitive. Competitors include several large regional and national financial institutions, community banks owned by larger out-of-market holding companies, locally owned community banks, credit unions, and other financial service companies. The competition to attract loans is intense within Charlottesville and is based on offering competitive interest rates and loan fees, combined with superior personal service. Predatory pricing and competition from unregulated organizations have also been a factor when generating new loans. To compete within the local market it is also vital that financial institutions recruit and retain experienced and respected lenders.

The competition to gather retail and commercial deposits is also strong within the Bank’s market. Larger financial institutions have saturated the Charlottesville area with branches. To compete, the Bank must strategically place its branches, provide competitive interest rates, and offer a breadth of deposit products and ancillary services. Despite the size of our competition, Albemarle First Bank believes that customers’ want and need a community banking option, and that local decision-making and customer service are of primary concern. Aside from other banks, financial services companies provide competition in gathering deposits by offering customers alternative investment products to money markets and certificates of deposit.

As a community financial institution the Bank competes with organizations of far greater financial resources. Regulatory limitations regarding the amount the Bank can lend to a single borrower are established based on the Bank’s current capital structure. However, the Bank has developed relationships with other community banks and acts as a conduit to assist customers with large loans. This allows the Bank to attract and service larger customers while building a reciprocal relationship with other community banks.

Employees

At December 31, 2005, the Bank had 41 employees, all of which were full-time. None of these employees are represented by a union or covered by a collective bargaining agreement. Management considers employee relations to be good.

Supervision and Regulation

General

The Bank is organized as a Virginia-chartered banking corporation and is regulated and supervised by the Virginia Bureau of Financial Institutions. In addition, we are regulated and supervised by the Board of Governors of the Federal Reserve System, which serves as our primary federal regulator, and as an insured depository institution we are subject to certain regulations promulgated by the Federal Deposit Insurance Corporation (FDIC). The Virginia Bureau of Financial Institutions and the Federal Reserve conduct regular examinations of the Bank, reviewing the adequacy of our loan loss reserves, the quality of our loans and investments, the propriety of management practices, compliance with laws and regulations, and other aspects of our operations. In addition to these regular examinations, we must furnish to the Federal Reserve and FDIC quarterly reports containing detailed financial statements and schedules.

Federal and Virginia banking laws and regulations govern the Bank’s operations, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends and establishment of branches. The Federal Reserve and the Virginia Bureau of Financial Institutions has authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent the Bank from engaging in unsafe or unsound practices.

As a financial institution with more than 500 shareholders of record, the Bank is subject to registration, periodic reporting, insider reporting, trading restrictions and proxy solicitation regulations promulgated by the Security and Exchange Commission and adopted by the Federal Reserve. As a reporting company, the Bank is directly affected by the Sarbanes-Oxley Act of 2002 (the “SOX”), which is aimed at improving corporate governance and reporting procedures. The Bank is complying with the rules and regulations implemented pursuant to the SOX and intends to comply with any applicable rules and regulations implemented in the future.

Dividends

The amount of dividends payable by the Bank will depend upon its earnings and capital position, and is limited by federal and state law, regulations and policy. In addition, Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. No dividend may be declared or paid that would impair a bank’s paid-in capital. The Virginia Bureau of Financial Institutions and the Federal Reserve have the general authority to limit dividends paid by the Bank if such payments are deemed to constitute an unsafe and unsound practice.

Under certain supervisory practices, prior approval of the Federal Reserve is required if cash dividends declared in any calendar year exceed the total of the Bank’s net profits for that year, plus its retained net profits for the preceding two years. Also, the Bank may not pay a dividend in an amount greater than its undivided profits after deducting current losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of all loans in arrears with respect to interest by six months or more, unless such loans are fully secured and in the process of collection. Federal law further provides that no insured depository institution may make any capital distribution, including a cash dividend, if after making the distribution the institution would not satisfy one or more of its minimum capital requirements.

Capital Requirements

The Federal Reserve’s current risk-based capital guidelines require the Bank to meet two minimum capital standards: a Tier 1 Risk Based Capital Ratio of 4%, and a Total Risk Based Capital Ratio of 8%. The Tier 1 Risked Based Capital Ratio is defined as Tier 1 capital to total risk weighted assets, with Tier 1 capital consisting primarily of common stock, additional paid-in-capital, and the accumulated deficit, less certain intangible assets.

The risk based capital ratio is an institution’s total capital to total risk-weighted assets. The Bank’s total capital includes all Tier 1 capital and the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, as assigned by the Federal Reserve Board. The weighting is based on the regulators’ assessment of the inherent risk associated with each type of asset.

In addition, a minimum leverage ratio of Tier I capital to average total assets for the quarter is required by federal bank regulators, ranging from 4% to 8%, subject to the regulator’s evaluation of the Bank’s overall safety and soundness. As of December 31, 2005, the Bank had a ratio of Tier I capital to average total assets for the fourth quarter of 2005 of 9.29%.

When rating a financial institution’s capital adequacy, regulatory agencies review capital ratios, credit concentrations, operational risks, earnings performance, and other factors that may have a future impact on capital. The Virginia Bureau of Financial Institutions has established five capital levels, ranging from “well-capitalized” to “critically under-capitalized.” As of December 31, 2005 the Bank’s capital adequacy rating according to Virginia Bureau of Financial Institutions was a three and described as “Less than Satisfactory”. As of December 31, 2005 the Bank’s total risk-based capital, Tier 1 risk based capital, and Tier 1 leverage ratios were 13.83%, 12.58%, and 9.29%, respectively. While these ratios are comparable with the Bank’s peers and would normally classify the Bank as “Well Capitalized”, regulators noted that our deficient earnings performance and asset quality represented a distinct threat to our capital if not remedied.

Safety and Soundness

The Federal Reserve has adopted Interagency Guidelines Prescribing Standards for Safety and Soundness (“Guidelines”) and a final rule to implement safety and soundness standards required under federal law. The Guidelines establish the safety and soundness standards that numerous federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The standards address risks related to such items as internal controls, information technology, loan documentation and credit review, interest rate risk, and compensation and benefits. If the Federal Reserve Board determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit an acceptable plan to achieve compliance with the standard.

Deposit Insurance

Customer deposits in the Bank are insured through the Bank Insurance Fund (BIF), which is administered and managed by the FDIC. Deposits are generally insured up to a maximum amount of $100,000 per depositor subject to aggregation rules. The Bank is subject to deposit insurance assessment by the FDIC pursuant to the regulations establishing a risk-related deposit insurance assessment system. FDIC semi-annual assessments are based upon the institution’s capital rating according to the supervising regulators. Changes in a bank’s capital adequacy rating and risk profile have a direct effect on the actual assessments paid to the BIF.

Gramm-Leach-Bliley Act

The Gramm-Leach-Bliley Act implemented major changes to the statutory framework for providing banking and other financial services in the United States. The Gramm-Leach-Bliley Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incident or complimentary to a financial activity. The activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance activities, providing financial and instant advisory services, underwriting services and limited merchant banking activities. To the extent that the Gramm-Leach-Bliley Act allows banks, securities firms and insurance firms to affiliate, the financial services industry may experience further consolidation. As such, the Gramm-Leach-Bliley Act may have the result of increasing competition that the Bank faces from larger institutions and other companies that offer financial products and services and that may have substantially greater financial resources than the Bank.

To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve of its intention to become a financial holding company. We presently have no plans to create either a Bank holding company or a financial holding company.

Community Reinvestment Act

Banks are subject to the provisions of the Community Reinvestment Act of 1977 (the “CRA”) that requires the appropriate federal bank regulatory agency, the Federal Reserve in our case, to assess our record in meeting the credit needs of the communities we serve. The Federal Reserve assessment of our record is publicly available. The CRA assessment is required by any bank that has applied to, among other things, establish a new branch office that will accept deposits, relocate an existing office, or merge, consolidate with or acquire the assets or assume the liabilities of a federally regulated financial institution. We received a “Satisfactory” rating in our last CRA examination.

USA Patriot Act

The USA Patriot Act, which became effective on October 26, 2001, amends the Bank Secrecy Act and intended to facilitate information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering. Among other provisions, the USA Patriot Act permits financial institutions, upon providing notice to the United States Department of the Treasury, to share information with one another in order to better identify and report to the federal government activities that may involve money laundering or terrorists’ activities. The USA Patriot Act is considered a significant banking law in terms of information disclosure regarding certain customer transactions. Certain provisions of the USA Patriot Act impose the obligation to establish anti-money laundering programs, including the development of a customer identification program, and the screening of all customers against any government lists of known or suspected terrorists. Although it does create a reporting obligation and compliance costs, the USA Patriot Act does not materially affect the Bank’s products, services or other business activities.

Mortgage Banking Regulation

The Bank’s mortgage banking activities are subject to the rules and regulations of, and examination by the Department of Housing and Urban Development, the Federal Housing Administration, the Department of Veterans Affairs and state regulatory authorities with respect to originating, processing and selling mortgage loans. Those rules and regulations, among other things, establish standards for loan origination, prohibit discrimination, provide for inspections and appraisals of property, require credit reports on prospective borrowers and, in some cases, restrict certain loan features, and fix maximum interest rates and fees. In addition to other federal laws, mortgage origination activities are subject to the Equal Credit Opportunity Act, Truth-in-Lending Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, and Home Ownership Equity Protection Act, and the regulations promulgated under these acts. These laws prohibit discrimination, require the disclosure of certain basic information to mortgagors concerning credit and settlement costs, limit payment for settlement services to the reasonable value of the services rendered and require the maintenance and disclosure of information regarding the disposition of mortgage applications based on race, gender, geographical distribution and income level.

Effect of Governmental Monetary Policies

The operations of the Bank are significantly affected by general economic conditions, as well as the policies of various regulatory authorities. In particular, the Federal Reserve’s use of monetary policies to influence credit conditions and interest rates affects the demand and pricing of loans and interest bearing deposits. These policies have a significant influence on overall growth and distribution of Bank loans, investments and deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future.

ITEM 2.	DESCRIPTION OF PROPERTY

The Bank’s principal office is located at 1265 Seminole Trail, Charlottesville, Virginia. The building, which we own and have substantially renovated, is a one-story brick structure with a basement, consisting of approximately 4,500 square feet. It has six teller stations, two drive-through windows, a drive-up ATM and night depository.

The Bank’s downtown Charlottesville branch, which opened in the fourth quarter of 2002, is located in approximately 871 square feet of leased space at 100 Fifth Street, S.E., Charlottesville, Virginia. The branch has three teller stations, offices for the branch manager and customer service representative, and a full service ATM.

The operating lease has a term of five years expiring in June 2006 with an option to renew for an additional five years.

The Bank’s Ruckersville branch is owned and located at 8260 Seminole Trail, Ruckersville, Virginia and has approximately 3,800 square feet of space. The building has five teller stations, one drive-up ATM and two drive-through windows. The branch opened for business in April 2002.

In October 2003 the Bank acquired its operations center in Keswick, Virginia that houses the Bank’s operations, information technology, item processing, and printing functions. The building has total square footage of 16,112, of which the Bank occupies approximately 7,000 square feet. Effective December 2004, a 2,000 square foot portion of the building has been leased to a retail store. The Bank anticipates that in the near future the additional space will either be leased or the entire building will be sold and the Bank will lease back the required space.

ITEM 3.	LEGAL PROCEEDINGS

There are no material pending legal proceedings to which the Bank is a party or to which the property of the Bank is subject.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

At the 2005 Annual Meeting of Shareholders of the Bank (Annual Meeting) held on November 28, 2005, 1,442,576 shares of the Company’s outstanding common stock were present in person or by proxy and entitled to vote.

(b)	At the Annual Meeting, the following matters were voted upon and received the vote set forth below:

(1) Election of Class 1 Directors. The nominees for director were elected (to serve until the 2008 Annual Meeting), having received the following vote:

Nominee	For	Withheld
Frank D. Cox, Jr.	1,430,110	12,566
Charles W. Gross	1,429,610	13,066
John K. Taggart, III	1,389,010	53,666
R. Craig Wood	1,429,210	13,466

The following other directors continued in office after the Annual Meeting:

Class 2 Directors (serving until the 2007 Annual Meeting): Thomas M Boyd, Jr. and James A. Fernald, III

Class 3 Directors (serving until the 2006 Annual Meeting): Thomas L. Beasley; J. Clark Diehl, III; Laurence C. Pettit, Jr. and William U. Henderson.

(2) Approval and adoption of the Agreement and Plan of Reorganization, dated as of June 10, 2005, between the Bank and Millennium Bankshares Corporation (1). The Agreement and Plan of Reorganization was approved and adopted, having received the following vote:

For:	1,014,600
Against:	14,402
Abstain:	1,300
Broker Non-vote:	412,374

(3) Adjournment to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the matters to be considered (2). The adjournment was approved, having received the following vote:

For:	1,389,824
Against:	48,802
Abstain:	3,950
Broker Non-vote:	—

(1)	Although the shareholders of the Bank approved and adopted the Agreement and Plan of Reorganization, the shareholders of Millennium Bankshares Corporation failed to approve an amendment to its articles of incorporation necessary to facilitate the transaction. As a result, the reorganization did not occur, notwithstanding the approval of the Bank’s shareholders.

(2)	Adjournment to a later date was not necessary, as there were sufficient votes at the time of the Annual Meeting to approve the matters considered at the Annual Meeting.

PART II

ITEM 5.	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Bank’s common stock, par value $4.00 per share, and warrants are traded on the Nasdaq SmallCap Stock Market (NasdaqSC) under the symbols “AFBK” and “AFBKW,” respectively. Prior to December 3, 2002, the Bank’s common stock traded on the OTC Bulletin Board (OTCBB) under the symbol “AFBK” and the Bank’s warrants traded as part of units under the symbol “AFBKU.” On November 30, 2002 the warrants separated from the stock and were no longer traded as a unit. Beginning on December 3, 2002, the shares of common stock and warrants formerly comprising the units began trading separately on the NasdaqSC Market.

As of December 31, 2005, there were 1,751,619 shares outstanding of the Bank’s common stock and 97,658 warrants outstanding. The following table sets forth the high and low sales prices, as reported by Nasdaq, for the Bank’s common stock for each full quarterly period within the two most recent fiscal years:

		High	Low
2004	First Quarter Second Quarter Third Quarter Fourth Quarter	$10.88 10.39 10.14 11.45	$9.50 9.37 8.50 9.00

2005	First Quarter Second Quarter Third Quarter Fourth Quarter	$12.50 15.44 15.00 14.85	$11.00 10.60 13.56 10.60

As of March 21, 2005, approximately 823 and 16 holders of record held the Bank outstanding shares of common stock and warrants, respectively. The Registrar and Transfer Company is the Bank’s stock transfer agent and registrar.

Dividend Policy

The Bank has not declared or distributed any cash dividends to its shareholders, and it is not likely that any cash dividends will be declared for several years. The board of directors intends for the foreseeable future to follow a policy of retaining any earnings to provide funds to operate and expand the Bank’s business. Future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including the Bank’s future earnings, financial condition, cash requirements, and general business conditions.

The Bank is also subject to legal limitations on the amount of dividends it is permitted to pay. The information on “Government Regulation and Supervision—Dividends” on page 5 of this Form 10-KSB is hereby incorporated by reference. Furthermore, under federal banking law, the Bank cannot declare or pay a cash dividend on its capital stock if it is insolvent or if the payment of the dividend would render the Bank insolvent or unable to pay its obligations as they become due in the ordinary course of business.

ITEM 6.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion is qualified in its entirety by the financial statements and accompanying notes appearing elsewhere in this report. In addition to the historical information contained herein, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which are based on certain assumptions, describe future plans, strategies, and expectations of the Bank, and are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “may,” “will,” or similar expressions. Although we believe our plans, intentions, and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions, and expectations will be achieved. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and actual results, performance or achievements could differ materially from those contemplated. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions – specifically the residential real estate market, the pending merger with Premier Community Bankshares, Inc., the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein and undue reliance should not be placed on such statements, which reflect our position as of the date of this report.

Overview

Albemarle First Bank (the Bank) is headquartered in Charlottesville, Virginia and services customers within the surrounding area. The Bank operates three full service branches located in the City of Charlottesville, Albemarle County, and Greene County.

During 2005, the Bank concentrated on increasing profitability by improving the net interest margin. The Bank reported net income of $243 thousand for the year ended December 31, 2005, a 140.59% increase over the $101 thousand reported in 2004. The Bank’s net interest margin increased to 4.24% for the year ended December 31, 2005, or 40 basis points over the 3.84% reported in the prior year. These accomplishments were achieved by maintaining a higher average loan balance during 2005 and closely monitoring the interest rate sensitivity of the Bank’s assets and liabilities during a period of rising interest rates.

In 2005, the Bank increased net interest income $638 thousand to $4.7 million compared to $4.1 million in 2004. During 2004, the Bank focused on increasing variable rate loans in the portfolio which increased interest income during the rising interest rate environment of 2004 and 2005. The Bank’s loan loss provision in 2005 was $320 thousand, compared to $357 thousand reported in 2004. The loan loss provision provided additional reserves on the Bank’s existing portfolio of impaired loans. Noninterest expense for 2005 was $4.6 million, an increase of $300 thousand when compared to the $4.3 million expensed in 2004. The increase in noninterest expense can be attributed to expenses related to the proposed merger between the Bank and Millennium Bankshares entered into in June 2005 and further discussed below.

Albemarle First Bank ended 2005 with total assets of $116.6 million, compared to $121.2 million at December 31, 2004. This reduction can be attributed to a decrease in net loans due to normal maturities and uncertainty in the market place regarding the Banks proposed merger with Millennium Bankshares. As of December 31, 2005 net loans totaled $87.1 million compared to $91.8 million at the end of 2004. The Bank’s deposits totaled $99.0 million as of December 31, 2005, a .5% decrease from the $99.5 million reported at the end of the prior year. Without the need to fund additional loan growth during 2005, the Bank was able to focus on controlling its cost of funds, improving the net interest margin, and increasing profitability.

The Bank has incurred significant expenses related to a proposed merger with Millennium Bankshares. Accordingly, the Bank believes that its operating results are best measured on a comparative basis through the non-GAAP financial measure of income before merger-related expenses (net of taxes). The Bank calculated the per share amount for this non-GAAP measure using the same diluted share total used in determining GAAP diluted earnings per share (see Note 10 of the Notes to Financial Statements). Although the Bank believes the presentation of these non-GAAP financial measures are useful to investors in evaluating our operating performance, these non-GAAP financial measures should not be viewed as a replacement for net income and net income per diluted share as presented on a GAAP basis.

The following table presents a reconciliation of income before merger-related expenses (net of taxes), and income before merger-related expenses (net of taxes) per diluted share to net income and net income per diluted share for the years ended December 31, 2005 and 2004:

(in thousands, except per share data)	2005	2004
Net income	$243	$101
Merger-related expenses (net of taxes)	236	—

Income before merger-related expenses (net of taxes)	$479	$101

Per diluted share:
Net income	$0.14	$0.06

Merger-related expenses (net of taxes)	0.14	—

Income before merger-related expenses (net of taxes)	$0.28	$0.06

Diluted weighted average shares outstanding	1,692,939	1,589,215

Merger Related Activities in 2005

On June 9, 2005 the Bank’s Board unanimously approved (with one abstention) the reorganization agreement with Millennium Bankshares and resolved to recommend it to the Bank’s shareholders for approval. Under the terms of the agreement that Bank shareholders were to receive per share merger consideration of $15.82 per share. Millennium Bankshares and the Bank issued a joint press release announcing the execution of the reorganization agreement on June 10, 2005.

Following the public announcement of the definitive agreement, the Bank discovered that it had inadvertently failed to disclose to Millennium Bankshares the existence of stock options to acquire 10,000 shares of the Bank’s common stock, at an exercise price of $10.00 per share, previously granted to a former executive of the Bank. The Bank and Millennium Bankshares amended the reorganization agreement to reduce the per share merger consideration from $15.82 per share to $15.80 per share and to make other corresponding changes to the reorganization agreement to take into consideration the discovery of the additional stock options.

Both the Bank and Millennium Bankshares held meetings of their shareholders on November 28, 2005, to vote on their proposed transaction. The shareholders of the Bank voted in favor of the transaction. The shareholders of Millennium Bankshares, however, failed to approve an amendment to its articles of incorporation that would increase the number of authorized shares of common stock from 10 million to 20 million, which was necessary to facilitate the transaction. As a result, the board of directors of Millennium Bankshares voted to terminate the Reorganization Agreement in accordance with its terms. Millennium Bankshares notified the Bank of its decision to terminate the reorganization agreement following the special meeting of its shareholders on November 28, 2005.

Merger Activity Subsequent to 2005 Year-end

On January 12, 2006, the Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Premier Community Bankshares, Inc. (Premier) and Rockingham Heritage Bank (Rockingham Heritage), a wholly owned subsidiary of the Premier. The Merger Agreement sets forth the terms and conditions of Premier’s acquisition of Albemarle First Bank through the merger (the “Merger”) of the Bank with and into Rockingham Heritage. After the merger, the former Bank will continue operations as a separate division of Rockingham Heritage.

Under the terms of the Merger Agreement, shareholders of the Bank will receive, for each share of common stock they own, a number of shares of Premier common stock with an aggregate market value equal to $15.80 per share or $15.80 in cash, subject to the limitation that no less than 35% and no more than 50% of the total consideration will be in the form of cash. Shareholders of the Bank may elect to receive Premier common stock, cash, or a combination of common stock and cash for their shares of the Bank’s common stock, subject to pro ration in the event that the aggregate cash elections are less than the 35% minimum or exceed the 50% maximum.

The actual number of shares of Premier common stock to be issued in the Merger for each share of Bank common stock will be determined based upon the average of the daily closing prices of Premier common stock for the 20 trading days ending at the close of trading on the fifth trading day preceding the closing date and, subject to certain exceptions described in the Merger Agreement, will not exceed 0.8681, or be less than 0.6529, per share of Premier common stock for each share of the Bank’s common stock. Under the terms of the Merger Agreement, Premier is not required to issue more than 989,600 shares of its common stock in the Merger. Premier has reserved the right to increase the cash consideration to be paid to the Bank’s shareholders to 50% of the total consideration if necessary to reduce the number of shares of common stock issuable in the Merger to 989,600.

Under the terms of the Merger Agreement, three members of the Bank’s Board will join the Rockingham Heritage board of directors, including Thomas M. Boyd, Jr., President and Chief Executive Officer. Mr, Boyd will also join the Premier board of directors, and a separate advisory board of Albemarle First Bank will be established for the greater Charlottesville market. Consummation of the Merger is subject to a number of customary conditions including the approval of the Merger by the Bank’s shareholders and the receipt of all required regulatory approvals. The Merger is expected to be completed in the second quarter of 2006. The Merger Agreement provides that, if the Bank terminates the Merger Agreement in order to pursue an offer from another party that is deemed by its board of directors in good faith to be superior, the Bank will pay Premier a break-up fee of $1.25 million. The merger is filed herein by reference as Exhibit No. 2.1. The description of the Merger Agreement above is a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

Critical Accounting Policies and Estimates

The Bank’s significant accounting policies are disclosed in Note 1 of the audited financial statements. The selection and application of these accounting principles and methods requires management to make estimates and assumptions that affect the reporting amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. Our most critical accounting estimates relate to our valuation of the allowance for loan losses, the valuation of other real estate owned, and the valuation of income tax provisions and deferred tax assets. While management believes that the estimates and assumptions used in preparing the financial statements are appropriate, these estimates and assumptions are subject to a number of factors and uncertainties regarding their ultimate outcome, and therefore, actual results could differ from these estimates.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collection of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Other Real Estate Owned

Other real estate owned is recorded at the lower of the outstanding loan balance at the time of foreclosure or the estimated fair value less estimated costs to sell. At foreclosure any excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. Such carrying value is periodically reevaluated and written down if there is an indicated decline in fair value, such as an independent appraisal. Foreclosed properties are not generally carried on the books for more than two or three fiscal quarters, so the incidence of this happening is generally rare. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred.

Deferred Income Taxes

The valuation of the Bank’s deferred income taxes involves estimating actual current tax expenses together with assessing temporary differences resulting from differing treatment of revenue and expense items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our balance sheet. Prior to valuation allowances, we had approximately $1.5 million and $1.6 million of deferred tax assets at December 31, 2005 and December 31, 2004, respectively. The majority of our deferred tax assets relate to prior years’ tax losses, and our ability to use those tax assets is determined by our ability to generate future taxable income. As of December 31, 2004 and 2005, we determined that the future realization of our deferred tax assets was more likely than not. In the event that we subsequently determine that we cannot, or more than likely will not, realize the benefit of all or part of our deferred tax asset, an adjustment to establish a deferred tax asset valuation allowance would be charged to income in the period in which such determination is made.

Table 1. Net Interest Income and Average Balances (thousands)

	2005			2004
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
Interest earning assets:
Loans	$92,867	$6,379	6.87%	$84,164	$5,049	6.00%
Federal funds sold	1,095	36	3.29%	979	11	1.12%
Investment securities	17,661	594	3.36%	21,498	714	3.32%
Interest bearing deposits at other banks	338	13	3.85%	313	7	2.24%

Total interest-earning assets	111,961	7,022		106,954	5,781

Yield on average interest-earning assets			6.27%			5.41%

Noninterest-earning assets:
Cash and due from banks	2,668			2,418
Premises and equipment	4,826			5,054
Interest receivable and other	3,445			3,433
Less: Allowance for loan loss	(1,283)			(1,192)

Total noninterest-earning assets	9,656			9,713
Total assets	$121,617			$116,667

Interest-bearing liabilities:
Demand deposits	$31,276	$350	1.12%	$29,552	$192	0.65%
Savings deposits	8,516	123	1.44%	10,803	66	0.61%
Time deposits	46,675	1,556	3.33%	41,429	1,265	3.05%
Other borrowings	9,006	246	2.73%	10,537	149	1.41%

Total interest-bearing liabilities	95,473	2,275		92,321	1,672

Cost on average interest- bearing liabilities			2.38%			1.81%

Noninterest-bearing liabilities:
Demand deposits	14,867			13,880
Interest payable and other	224			273

Total noninterest-bearing liabilities	15,091			14,153

Total liabilities	110,564			106,474
Stockholders’equity	11,053			10,193

Total liabilities and stockholders’ equity	$121,617	$4,747		$116,667	$4,109

Net yield on average interest-earning assets			4.24%			3.84%

Net Interest Income

Net interest income, the principal source of Bank earnings, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Table 1 summarizes the major components of net interest income for the past two years and also provides yields/costs and average balances.

Net interest income increased to $4.7 million in 2005, representing a $638 thousand or 15.53% increase when compared to $4.1 million in 2004. The Bank’s improvement in net interest income was due to maintaining a higher average loan balance during the year, as well as focusing on loan yields and the cost of funds. Average loans outstanding during 2005 increased to $92.9 million over the $84.2 million reported in 2004. During 2005, the Bank’s prime lending rate increased 200 basis points. The Bank was well positioned to take advantage of this rising interest rate environment with the loan portfolio concentrated in prime based variable rate loans. Conversely, the Bank’s liabilities largely consisted of fixed rate certificates of deposit that were laddered to mature over the next five years, and non-interest bearing deposits. The effects of changes in volumes and rates on net interest income in 2005 compared to 2004 are shown in Table 2.

Interest income from the Bank’s investment portfolio totaled $594 thousand in 2005 with average investment securities of $17.7 million. This is a reduction of $120 thousand in income from the $714 thousand reported in 2004 when average investment securities were $21.5 million. The decrease in income and the average investment balance during 2005 resulted from $1.3 million in principal curtailments on mortgage backed securities and a $500 thousand government agency bond being called during May 2005.

Interest expense for 2005 was $2.3 million, an increase of $603 thousand, from the $1.7 million reported in 2004. During 2005, the federal funds rate increased 200 basis points to 4.25% at the end of the year. This increase resulted in higher interest rates on deposit accounts offered by the Charlottesville banking community. To compete in the Charlottesville market the Bank increased its cost of demand deposit (including money markets) to 1.12%, a 47 basis point increase over the .65% cost in 2004. The cost of the Bank’s savings deposits increased 83 basis points to 1.44% primarily due to a prime rate based savings account product that increased 200 basis points during 2005. The Bank’s average time deposits balance increased $5.2 million and was used to fund the growth in average loans. The majority of these time deposits were gathered prior to the second quarter of 2005 when the Bank and its competition began offering more aggressive rates. This strategy resulted in only a 28 basis point increase in the cost of time deposits during 2005.

The costs of other borrowed funds was $246 thousand in 2005, an increase of $97 thousand from the prior year. The cost of borrowed funds increased from 1.41% in 2004 to 2.73% in 2005. This was a result of the higher interest rates provided to customers with repurchase agreement accounts, and higher rates charged by the Federal Home Loan Bank.

Provision for Loan Losses

The allowance for loan losses is established to provide for potential losses in the Bank’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance it considers adequate to provide for any potential losses. The factors considered in making this decision include the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook.

In 2005, the Bank incurred a loan loss provision of $320 thousand, compared to $357 thousand in 2004. During 2005, the Bank took a more conservative position in evaluating impaired loans and allocating a reserve. The Bank increased its provision related to impaired loans to $603 thousand up from $421 thousand in the prior year. The credit quality of the loan portfolio continues to improve as the Bank strengthens its underwriting procedures and continues to collect principal and additional collateral on impaired loans. The Bank’s allowance for loan losses as a percentage of total loans at the end of 2005 was 1.48%, compared to 1.29% in 2004. Additional information is contained in Tables 11 and 12, and is discussed in “Nonperforming and Problem Assets”.

Table 2. Rate/Volume Variance Analysis (thousands)

	2005 Compared to 2004
	Interest Income / Expense Variance	Variance Attributed To
		Rate	Volume
Interest-earning assets:
Loans	$1,330	$781	$549
Federal funds sold	25	24	1
Investment securities	(120)	9	(129)
Interest-bearing deposits at other banks	6	5	1

Total	1,241	819	422

Interest-bearing liabilities:
Demand deposits	158	146	12
Savings deposits	57	67	(10)
Time deposits	291	122	169
Other borrowings	97	117	(20)

Total	603	452	151

Change in net interest income	$638	$367	$271

Noninterest Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. Noninterest income totaled $551 thousand in 2005, a decrease of $159 thousand from the $710 thousand recorded in 2004. Noninterest income in 2004 was positively impacted by the $192 thousand gain recognized on the sale of a parcel of land located adjacent to the Bank’s Main Branch on Seminole Trail in Charlottesville, Virginia. This land was purchased at the inception of the Bank and was a nonearning asset.

The largest portion of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds items and fees charged for nondeposit services. Service charges totaled $293 thousand during 2005 compared to $335 thousand during 2004. In 2004, the Bank focused on reducing overdraft balances and collecting the related insufficient funds charges. This initiative had a positive impact on both service charges and the risk related to the Bank’s demand deposits. During 2005, the Bank has continued to experience lower overdraft balances and fewer deposit account charge-offs. While the the risk profile of the Bank’s deposits has improved during 2005, the fees related to insufficient funds charges decreased $39 thousand. The Bank intends to begin an overdraft protection program in 2006 that should increase fees while allowing the Bank to closely monitor the associated risk.

In 2005, the Bank sold one investment security with a total market value of $748 thousand and recorded a net gain of $2 thousand. In 2004, the Bank sold investment securities with a fair market value of $3.9 million and incurred a net $1 thousand loss. The securities sold in 2004 and 2005 were sold to minimize interest rate risk within the investment portfolio and fund loan growth.

Other non-interest income totaled $256 thousand during 2005 compared to $184 thousand during 2004. During the current year, significant contributions to other noninterest income were made from our investment in the Virginia Bankers Association’s Bankers Title program. The Bank’s equity interest in the program increased $29 thousand and quarterly distributions totaled approximately $23 thousand. The Bank’s mortgage banking business line contributed $44 thousand during the current year compared to $36 thousand in 2004. The primary sources of noninterest income for the past two years are summarized below in Table 3.

Table 3. Sources of Noninterest Income (thousands)

	2005	2004
Service charges	293	335
Gains on sales of securities	2	(1)
Gains on sales of fixed assets	—	192
Other	256	184

Total noninterest income	$551	$710

Noninterest Expense

Noninterest expense for the year ended December 31, 2005 was $4.6 million, an increase of $300 thousand from the $4.3 million reported for 2004 (see Table 4). During 2005, noninterest expense was significantly impacted by expenses related to the previously planned merger with the Millennium Bankshares Corporation, and the recently announced planned merger with Premier Community Bankshares, Inc. The Bank’s legal fees during 2005 totaled $324 thousand, of which $277 thousand were related to merger activity. Likewise, accounting fees increased during 2005, totaling $94 thousand. Consulting costs totaled $110 thousand in 2005 compared to $84 thousand in the prior year. The increase related to cost associated with investment banking fees incurred for merger related activities.

In 2005, the Bank’s personnel expense remained at $2.5 million. However, during the last six months of 2005 the Bank focused on efficiency through reduced staffing costs in several operational areas. As a result of the Bank’s focus on growth during 2004, advertising expense increased from 2003 and totaled $127 thousand. In 2005, the Bank reduced advertising expense to $106 as it concentrated on earnings. The Bank held no foreclosed property during 2005. A detailed schedule of noninterest expenses for the past two years is shown in Table 4.

Table 4. Sources on Noninterest Expense (thousands)

	2005	2004
Salaries & wages	$2,067	$1,995
Employee benefits	473	483

Total personnel expense	2,540	2,478
Occupancy expense	230	243
Equipment expense	285	300
Advertising	106	127
Data processing fees	244	214
Directors’ fees	45	45
Franchise tax	63	49
Legal fees	324	87
Accounting fees	94	53
Consultant fees	110	84
Foreclosed assets, net	—	34
Other operating expense	568	595

Total noninterest expense	$4,609	$4,309

Earning Assets

Average earning assets increased $5.0 million, to $112.0 million in 2005 from $107.0 million in 2004. Total average earning assets represented 92.06% of total average assets in 2005, which is comparable to 91.67% in 2004. The growth in average earning assets from 2004 to 2005 occurred primarily within the loan portfolio as it increased $8.7 million to $92.9 million. This strategy allowed the Bank to become more profitable as it concentrated its earning assets in higher yielding loans while also increasing market share. Average investment securities decreased to $17.7 million during 2005, from $21.5 million in 2004. This decrease was the result of principal curtailments in the Bank’s mortgage backed securities during 2005, and a government agency security with a par value of $500 thousand being called in May 2005. A summary of average assets for the past two years is shown in Table 5.

Table 5. Average Asset Mix (thousands)

	2005		2004
	Average Balance	% of Total Avg. Assets	Average Balance	% of Total Avg. Assets
Earning assets:
Loans, gross	$92,867	76.36%	$84,164	72.14%
Federal funds sold	1,095	0.90%	979	0.84%
Investment securities	17,661	14.52%	21,498	18.42%
Interest bearing deposits at other banks	338	0.28%	313	0.27%

Total earning assets	111,961	92.06%	106,954	91.67%

Nonearning assets:
Cash and due from banks	2,668	2.19%	2,418	2.08%
Premises and equipment	4,826	3.97%	5,054	4.33%
Other assets	3,445	2.83%	3,433	2.94%
Less: Allowance for loan loss	(1,283)	-1.05%	(1,192)	-1.02%

Total nonearning assets	9,656	7.94%	9,713	8.33%

Total assets	$121,617	100.00%	$116,667	100.00%

Loans

The Bank makes both consumer and commercial loans to all neighborhoods within its market area, including the low and moderate-income areas. The market area is generally defined to be all or portions of the City of Charlottesville, Albemarle and Greene Counties of Virginia and surrounding areas. The Bank places emphasis on real estate loans, including construction and development loans, commercial loans to small and medium sized businesses and consumer based installment loans. The amounts of loans outstanding by type at year-end 2005 and 2004, and the maturity distribution of variable and fixed rate loans as of year-end 2005 are presented in Table 6 and Table 7, respectively.

Net loans totaled $87.1 million at year-end 2005, a decrease of $4.7 million from the year-end 2004 total of $91.8 million. A significant portion of the loan portfolio, $66.0 million or 75.80%, is made up of loans secured by various types of real estate. Total loans secured by 1-4 family residential properties represented 33.68% of total loans at the end of 2005 while nonfarm/nonresidential properties make up 11.62%. The reduction in total loans during the current year was impacted by the uncertainty in market place concerning the proposed merger. Also during 2005, we continued to emphasize quality loan underwriting, and focus on interest rates and the net interest margin.

Table 6. Loan Portfolio Summary (thousands)

	December 31, 2005		December 31, 2004
	Amount	%	Amount	%
Construction and development	$20,210	23.21%	$13,875	15.11%
Farmland	2,289	2.63%	2,762	3.01%
1-4 family residential	29,335	33.68%	35,135	38.26%
Multifamily residential	4,062	4.66%	3,889	4.23%
Nonfarm, residential	10,122	11.62%	12,704	13.84%

Total real estate	66,018	75.81%	68,365	74.45%

Commercial and industrial	18,065	20.74%	20,566	22.40%
Consumer	4,326	4.97%	4,006	4.36%
Net deferred orginiation cost	(7)	-0.01%	95	0.10%
Allowance for Loan Loss Reserve	(1,308)	-1.50%	(1,200)	-1.31%

Total	$87,094	100.00%	$91,832	100.00%

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.92% in 2005 compared to an average yield of 6.03% in 2004. This increase was the result of rising interest rates on our variable rate loan portfolio and the focus on quality loans made at competitive market rates.

Table 7. Maturity Schedule of Loans (thousands)

	2005
	Real Estate Loans			Commercial (Non-Real Estate)	Consumer	Total	%
	Commercial	Construction and Development	1-4 Family Residential
Fixed rate loans:
Twelve months or less	$47	$193	$248	$320	$476	$1,284	1.45%
Over twelve months to three years	2,476	1,189	953	1,506	910	7,034	7.96%
Over three years to five years	2,245	—	5,298	2,131	478	10,152	11.48%
Over five years	1,006	—	1,428	—	84	2,518	2.85%

Total fixed rate loans	5,774	1,382	7,927	3,957	1,948	20,988	23.74%

Variable rate loans:
Twelve months or less	2,872	14,242	5,093	9,444	2,293	33,944	38.40%
Over twelve months to three years	1,309	1,511	1,055	2,428	—	6,303	7.13%
Over three years to five years	747	2,831	2,136	1,481	—	7,195	8.14%
Over five years	5,771	244	13,124	748	85	19,972	22.59%

Total variable rate loans	10,699	18,828	21,408	14,101	2,378	67,414	76.26%

Total loans:
Twelve months or less	2,919	14,435	5,341	9,764	2,769	35,228	39.85%
Over twelve months to three years	3,785	2,700	2,008	3,934	910	13,337	15.09%
Over three years to five years	2,992	2,831	7,434	3,612	478	17,347	19.62%
Over five years	6,777	244	14,552	748	169	22,490	25.44%

Total loans	$16,473	$20,210	$29,335	$18,058	$4,326	$88,402	100.00%

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or increased loan generation, to meet the Bank’s interest rate sensitivity goals, and to generate income. The investment portfolio is managed in a conservative manner with all investments taking the form of U.S. Government Agency, or mortgage backed securities. All securities are high quality and high grade. The entire investment portfolio is classified as available for sale, and management views the investment portfolio as a source of income and liquidity. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Table 8 presents the investment portfolio at the end of 2005 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all securities are based on the earlier of the contractual maturity or the call date, if any.

At December 31, 2005, the market value of the investment portfolio was $16.7 million, including a $463 thousand in unrealized losses. This compared to a market value of $18.5 million and a $456 thousand unrealized loss a year earlier. This unrealized loss is the result of rising interest rates within the U.S. Government Agency and mortgage backed securities markets during 2005. To shorten the duration of the investment portfolio, in May 2005 the Bank sold a government agency security with a fair market value of $748 thousand and purchased a government agency security having a fair value of $745 thousand. Also during May 2005, one government agency security with a par value of $500 thousand was called. Total principal curtailments on the Bank’s mortgage backed securities portfolio totaled $1.3 million during 2005.

Table 8. Investment Securities (thousands)

	December 31, 2005 Amortized Cost Due					Market Value
	In One Year or Less	After One Through Five Yrs.	After Five Through Ten Yrs.	After Ten Years	Total
Investment securities:
US Government Agencies	$6,499	$5,646	$1,000	$1,489	$14,634	$14,240
Mortgage Backed Securities	—	2,526	—	—	2,526	2,457

Total	$6,499	$8,172	$1,000	$1,489	$17,160	$16,697

Weighted average yields:
U.S. Government Agencies	2.97%	2.98%	4.15%	4.74%	3.00%
Mortgage Backed Securities	—	3.44%	—	—	3.44%

Consolidated	2.97%	3.12%	4.15%	4.74%	3.06%

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less certificates of deposits in denominations of $100,000 or more) are the primary funding source. The Bank’s balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. The rising interest rate environment of 2004 and 2005 have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank’s management must continuously monitor market pricing, competitors’ rates, and internal interest rate spreads to maintain the Bank’s growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth, while at the same time increasing overall profitability.

Average total deposits for the year ended December 31, 2005 amounted to $101.3 million which was an increase of $5.7 million, or 5.93% over 2004. Demand deposit accounts increased to $31.3 million, compared to $29.6 million in the prior year. The Bank promoted our free checking products the “Fabulous 50” and “Fabulous Family” accounts during the year to obtain additional low cost deposits. Additionally, the loan growth achieved during 2004 brought additional demand deposits to the Bank during 2005. These accounts cost significantly less than certificate of deposits and have a positive impact on the Bank’s net interest margin.

During the last quarter of 2004 and first quarter of 2005 the Bank offered certificate of deposit rates near the top of the Charlottesville market. Average certificates of deposit increased to $46.7 million during 2005 from $41.4 million in 2004. The Bank believed that interest rates would continue to rise and wanted to fix a portion of the deposit portfolio at the lower interest rates. The additional funds were used to alleviate the Bank’s reliance on other borrowed funds. Average deposits for the past two years are summarized in Table 9.

Table 9. Deposit Mix (thousands)

	2005		2004
	Average Balance	%	Average Balance	%
Interest-bearing deposits:
Demand deposits	$31,276	30.87%	$29,552	30.89%
Savings	8,516	8.40%	10,803	11.29%
Small denomination certificates	32,338	31.91%	28,323	29.61%
Large denomination certificates	14,337	14.15%	13,106	13.70%

Total interest-bearing deposits	86,467	85.33%	81,784	85.49%
Noninteresting-bearing deposits	14,867	14.67%	13,880	14.51%

Total deposits	$101,334	100.00%	$95,664	100.00%

Table 10 provides maturity information relating to certificate of deposits of $100,000 or more at December 31, 2005.

Table 10. Large Time Deposit Maturities (thousands)

Analysis of time deposits of $100,000 or more at December 31, 2005:

Remaining maturity of three months or less	$2,115
Remaining maturity over three through twelve month	3,507
Remaining maturity over twelve months	7,738

Total time deposits of $100,000 or more	$13,360

Capital Adequacy

Stockholder’s equity was $12.1 million at December 31, 2005, a $1.8 million or 17.67% increase over the 2004 year-end total of $10.3 million. Net income of $243 thousand positively affected the accumulated deficit balance. A total of 144,437 warrants were exercised at a price of $10.50 during 2005 resulting in additional capital of $1.5 million. Additionally, six thousand employee stock options were exercised contributing an additional $60 thousand in capital. Equity was negatively affected by additional unrealized losses in investment securities of $5 thousand (net of tax) for 2005.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while also encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (primarily common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets and other qualifying amounts) to risk-weighted assets of 8%. As of December 31, 2005, the Bank had a Tier 1 capital to risk-weighted assets ratio of 12.58%, and a total capital to risk-weighted assets ratio of 13.83%.

In addition, a minimum leverage ratio of Tier I capital to average total assets for the quarter is required by Federal bank regulators, ranging from 4% to 8%, subject to the regulator’s evaluation of the Bank’s overall safety and soundness. The Bank’s leverage ratio of Tier I capital to average total assets in the fourth quarter of 2005 was 9.29%. As of December 31, 2005, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

At December 31, 2005 the Bank had 1,751,619 shares of common stock outstanding, and 97,658 warrants remained available for exercise at $10.50 per share.

As of December 31, 2005 the Bank’s capital adequacy rating according to Virginia Bureau of Financial Institutions was a three and described as “Less than Satisfactory”. While our ratios are comparable with the Bank’s peers and would normally classify the Bank as “Well Capitalized”, regulators noted that our deficient earnings performance and asset quality represented a distinct threat to our capital if not remedied.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank attempts to use shorter-term loans and rely primarily on the cash flow of the borrower as the source of repayment rather than the value of the collateral.

The Bank also attempts to reduce repayment risks through internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

Table 11. Nonperforming Assets (thousands)

	2005	2004
Non-accrual loans	$1,705	$1,788
Loans past due 90 days or more and still accruing	—	—
Foreclosed properties	—	—
Other impaired loans	4,211	3,457

	$5,916	$5,245

Nonperforming assets at year-end 2005 were 6.69% of loans outstanding and 5.63% at year-end 2004. During 2005, the Bank examined the loan portfolio taking a more conservative view in identifying impaired loans. In this process the Bank also increased the number of loans considered impaired as of December 31, 2004. During 2005, the Bank did classify additional loans as impaired, the vast majority of which were made by prior management. The Bank increased its loan loss reserve for impaired loans to $603 thousand as of December 31, 2005 from $421 thousand at the end of the prior year. The risk of loss associated with many of the impaired loans has been mititaged by the significant appreciation of the underlying real estate used as collateral.

The allowance for loan losses is maintained at a level management considers to be adequate to absorb potential losses. Some of the factors which management considers in determining the appropriate level of the allowance for loan losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market areas that the Bank serves. Bank regulators also periodically review the Bank’s loans and other assets to assess their quality. Credits deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 12.

Table 12. Loan Losses (thousands)

	2005	2004
Allowance for loan losses, beginning	$1,200	$955
Provision for loan losses	320	357
Loans charged off:
Commercial	(31)	(319)
Real Estate - Mortgage	(105)	—
Real Estate - Construction	(30)	—
Consumer installment loans	(62)	(32)

Total	(228)	(351)
Recoveries:
Commercial	4	219
Real Estate - Mortgage	—	—
Real Estate - Construction	—	—
Consumer installment loans	12	20

Total	16	239

Net charge-offs	(212)	(112)

Allowance for loan losses, ending	$1,308	$1,200

Net loan charge-offs as a percentage of average loans were 0.23% and 0.13% for the years 2005 and 2004, respectively.

The allowance for loan losses was $1.3 million, or 1.48% of gross loans outstanding at December 31, 2005, an increase of $108 thousand over the $1.2 million, or 1.29%, reserved at December 31, 2004. While management feels that the quality of the loan portfolio has improved during 2005, a larger loan loss reserve was established for certain previously identified impaired loans. The large majority of these impaired loans were made by prior management and the adequacy of the corresponding reserve is periodically reviewed. Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management considers the allowance for loan losses to be adequate at December 31, 2005.

Financial Instruments with Off-Balance-Sheet-Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

A summary of the Bank’s off-balance sheet commitments at December 31 is as follows: (in thousands)

	2005	2004
Commitments to extend credit	$33,979	$21,118
Standby letters of credit	2,758	2,495

	$36,737	$23,613

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These commitments are made on both a variable and fixed rate basis. Collateral held varies as specified above and is required in instances in which the Bank deems necessary.

Liquidity and Interest Rate Sensitivity

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. When considering assets on the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal funds lines from correspondent banks, borrowings from the Federal Reserve Bank and the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) is considered to be adequate by management.

Table 13. Interest Rate Sensitivity (thousands)

	Maturities / Repricing					Total
	1-3 Months	4-12 Months	13-36 Months	37-60 Months	Over 60 Months
Earnings Assets:
Loans	$51,968	$9,142	$13,195	$11,579	$2,518	$88,402
Investments	—	6,421	7,895	—	2,381	16,697
Interest-bearing deposits with other banks	454	—	—	—	—	454
Federal funds sold	1,908	—	—	—	—	1,908

Total	$54,330	$15,563	$21,090	$11,579	$4,899	$107,461

Interest-bearing Liabilities:
Demand accounts	$32,012	$—	$—	$—	$—	$32,012
Savings accounts	7,683	—	—	—	—	7,683
Certificates of deposit	7,120	12,644	18,353	7,492	—	45,609
Other borrowings	3,893	—	—	—	—	3,893
Other secured borrowings	1,293	—	—	—	—	1,293

Total	$52,001	$12,644	$18,353	$7,492	$—	$90,490

Interest sensitivity gap	$2,329	$2,919	$2,737	$4,087	$4,899	$16,971
Cumulative interest sensitivity gap	$2,329	$5,248	$7,985	$12,072	$16,971	$16,971
Ratio of sensitivity gap to total earning assets	2.17%	2.72%	2.55%	3.80%	4.56%	15.79%
Cumulative ratio of sensitivity gap to total earning assets	2.17%	4.88%	7.43%	11.23%	15.79%	15.79%

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 13 shows the sensitivity of the Bank’s balance sheet on December 31, 2005. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2005, the Bank was asset-sensitive with earning assets exceeding interest-bearing liabilities, subject to changes in interest rates, for the next twelve months. Included in the interest-bearing liabilities subject to interest rate changes within three months are demand accounts and savings accounts which historically have not been as interest-sensitive as other types of interest-bearing deposits. Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

ITEM 7.	FINANCIAL STATEMENTS

The audited financial statements for the year ending December 31, 2005 contained in Exhibit 13 are incorporated herein by reference.

ITEM 8.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 8A.	CONTROLS AND PROCEDURES

The Bank maintains a system of disclosure controls and procedures that is designed to ensure that material information is accumulated and communicated to management, including the Bank’s Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure. As required, management, with the participation of the Bank’s Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of the Bank’s disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation, the Bank’s Chief Executive Officer and Chief Financial Officer concluded that the Bank’s disclosure controls and procedures were operating effectively to ensure that information required to be disclosed by the Bank in reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized, and reported within the time periods specified in the relevant rules and forms.

Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that the Bank’s disclosure controls and procedures will detect or uncover every situation involving the failure of persons within the Bank to disclose material information otherwise required to be set forth in the Bank’s periodic reports.

The Bank’s management is also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. No changes in the Bank’s internal control over financial reporting occurred during the fiscal quarter ended December 31, 2005 that have materially affected, or are reasonably likely to materially affect, the Bank’s internal control over financial reporting.

ITEM 8B.	OTHER INFORMATION

None.

PART III

ITEM 9.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Directors Of The Registrant

Name (Age)	Principal Occupation During Past Five Years	Director Since
Class 1 Directors – Serving Until 2008 Annual Meeting of Shareholders

Frank D. Cox, Jr. (58)	Engineer, President The Cox Company Charlottesville, Virginia	1998

Charles W. Gross (75)	Medical Doctor, Professor of Otolaryngology (Retired) University of Virginia Charlottesville, Virginia	1998

John K. Taggart, III (63)	Attorney, Partner Tremblay & Smith Charlottesville, Virginia	1998

R. Craig Wood (54)	Attorney, Managing Partner McGuire Woods, LLP Charlottesville, Virginia	1998

Class 2 Directors – Serving Until 2007 Annual Meeting of Shareholders

Thomas M. Boyd, Jr. (66)	President and CEO, Albemarle First Bank, since March 2002; Vice Chairman and CEO, Southside Bank, Tappahannock, Virginia, September 2001 to March 2002; President and CEO, Southside Bank, Tappahannock, Virginia, April 1982 to September 2001; President and CEO, Eastern Virginia Bankshares (holding company for Southside Bank), January 1998 to April 2001	2002

James A. Fernald, III (55)	Director of Marketing and General Sales Manager Virginia Broadcasting Corporation, Charlottesville, Virginia	1998

Class 3 Directors – Serving Until 2006 Annual Meeting of Shareholders

Thomas L. Beasley (62)	Principal Blue Ridge Services, Charlottesville, Virginia	1998

J. Clark Diehl, III (51)	Principal & Vice President Chips, Inc. Troy, Virginia	1998

Laurence C. Pettit, Jr. (69)	Professor, McIntire School of Commerce University of Virginia Charlottesville, Virginia	1999

William U. Henderson (55)	Officer & Director Henderson & Everett, P.C. Charlottesville, Virginia	2004

Executive Officers Of The Registrant Who Are Not Directors

Name (Age)	Current Position with Bank (Officer Since)	Previous Principal Occupation During Past Five Years
C.L. Scott Cooke (65)	Executive Vice President (2001)	Business Relations Manager, Electronic Data Systems, Centreville, Virginia, February 1998 to November 2001

Kenneth J. Potter (36)	Vice President & Chief Financial Officer (2004)	Vice President & Controller, Guaranty Bank, Charlottesville, Virginia, May 2001 to January 2004; Vice President & Audit Manager, Deutsche Banc Alex. Brown, Inc., Baltimore, Maryland, September 1996 to May 2001

The Bank did not repurchase any of its securities during the fourth quarter of 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Bank’s directors and executive officers and persons who beneficially own more than 10% of the Bank’s common stock to file initial reports of ownership and reports of changes in ownership of common stock with the Federal Reserve. Such persons are required by Federal Reserve regulation to furnish the Bank with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such reports furnished to the Bank, the Bank believes that all applicable Section 16(a) filing requirements were satisfied for events and transactions that occurred during the year ended December 31, 2005.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to our directors and to all our executive officers, including without limitation our principal executive officer and principal financial officer. A copy of our Code of Ethics will be provided without charge to any person upon request. Requests for copies should be directed by mail to Kenneth Potter, at Albemarle First Bank, Post Office Box 7704, Charlottesville, Virginia 22906 or by telephone to (434) 973-1164.

Audit Committee

Our Board of Directors has a standing audit committee, which currently consists of the following directors Frank D. Cox, Jr., William U. Henderson and Charles W. Gross, each of whom is considered an “independent director” within the applicable Securities and Exchange Commission regulations and the listing standards of the NASDAQ Stock Market for audit committee purposes. Our Board of Directors has determined that William U. Henderson is an “audit committee financial expert” as that term is defined in the Securities and Exchange Commission’s rules.

ITEM 10.	EXECUTIVE COMPENSATION

Executive Compensation

The following table presents the annual compensation of the Bank’s Chief Executive Officer for the years ended December 31, 2005, 2004, and 2003. No other executive officer of the Bank earned compensation in excess of $100,000 for the year ended December 31, 2005.

Summary Compensation Table

	Annual Compensation (1)					Long-term Compensation
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Options/SARs (2)	All Other Compensation (3)
Thomas M. Boyd, Jr. President and Chief Executive Officer	2005 2004 2003	$ $ $	136,660 133,980 132,000	$ $ $	5,140 2,800 6,000	5,000 —	$ $ $	5,643 5,347 4,745

(1)	While Mr. Boyd received certain perquisites or other personal benefits in the years shown, the value of the benefits received did not exceed the lesser of either $50,000 or 10% of his total annual salary and bonus for any year reported.

(2)	In 2004, the Bank granted Mr. Boyd 5,000 qualified options from the 1999 Incentive Stock Option Plan.

(3)	Consists of a 401(k) employer match and discretionary contributions totaling $4,745, $5,347 and $5,643 in 2003, 2004, and 2005 respectively.

Stock Option Grants in 2005

Albemarle First Bank did not grant any stock options during 2005.

Stock Option Year-End Option Values

	Number of Shares Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the Money Options at December 31, 2005 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas M. Boyd, Jr.	4,000	—	$8,480	—

(1)	Calculated by subtracting the exercise price from $11.80, the fair market value of the stock at December 31, 2005 (the closing price of the Bank’s common stock as reported by NASDAQ).

(2)	Mr. Boyd did not exercise any stock options in 2005.

Employment Agreement

Thomas M. Boyd, Jr., who has served as the Bank’s President and Chief Executive Officer since March 1, 2002, serves under an employment agreement with the Bank that became effective February 1, 2004. The employment agreement is for a term ending March 1, 2006. The Board did not give notice at least six months prior to the expiration of the agreement of its intent not to renew the agreement, therefore the agreement automatically renewed for an additional one-year term. The agreement provides that Mr. Boyd will receive a base salary of $132,000 per annum, subject to annual increases by the Board of Directors. Mr. Boyd is also entitled to participate in the other bonus, deferred compensation, retirement, benefit plans and fringe benefits offered to employees of the Bank. The agreement also provides for an award of options to purchase 5,000 shares of the Bank’s stock, which award was made as of February 1, 2004. If, during the term of the agreement, Mr. Boyd’s employment is terminated without cause (as defined in the agreement), Mr. Boyd will be entitled to continue receiving his salary and benefits until the earlier of one year after such termination or two years from the effective date of the agreement. In the event of a termination of Mr. Boyd’s employment agreement, either voluntarily or involuntarily, in connection with a “change of control” (as defined in the agreement), Mr. Boyd will receive severance pay in an amount equal to one year’s base salary at his then current salary. The agreement also contains non-competition covenants for a period of one year following any termination of Mr. Boyd’s employment. The complete employment agreement with Mr. Boyd is incorporated herein by reference in Exhibit 10.4.

Directors’ Compensation

For the year 2006, non-employee directors will receive semi-annually a retainer fee of $2,500 for their board service, provided the director attends at least seventy-five percent of the regularly scheduled board meetings held during each six-month period. For the year 2005 all non-employee directors received a semi-annual retainer fee of $2,500 for their board service.

Each non-employee director is also eligible to receive awards of stock options under the Bank’s 1999 Stock Option Plan, as amended in 2004.

ITEM 11.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth as of February 9, 2006 the beneficial ownership of those persons known to the Bank to be the beneficial owners of more than 5% of the Bank’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Washburne Capital Management, LLC 230 Park Avenue, Suite 925 New York, NY 10169	132,602	7.6%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

The following sets forth as of February 15, 2006, the beneficial ownership of the Bank’s common stock of each director, certain executive officers and by all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Thomas L. Beasley	58,700	(2)	3.30%
Thomas M. Boyd, Jr.	6,850	(3)	*
Frank D. Cox, Jr.	29,800	(4)	1.69%
J. Clark Diehl, III	40,600		2.32%
James A. Fernald, III	33,100	(5)	1.88%
Charles W. Gross	34,900	(6)	1.98%
William U. Henderson	1,000		*
Laurence C. Pettit, Jr.	28,250	(7)	1.60%
John K. Taggart, III	28,150	(8)	1.60%
R. Craig Wood	22,200	(9)	1.26%

All executive officers and directors as a group (12 persons)	283,550	(10)	15.99%

*	Represents less than 1% of the total 1,751,619 shares outstanding as of [ February 15, 2006].

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership within sixty days. All shares indicated in the above table are subject to the sole investment and voting power of the identified director or officer, except as otherwise set forth in the footnotes below.

(2)	Includes 10,000 shares that Mr. Beasley has the right to acquire through the exercise of stock options and 16,900 shares he has the right to acquire through the exercise of warrants.

(3)	Includes 4,000 shares Mr. Boyd has the right to acquire through the exercise of stock options.

(4)	Includes 12,500 shares that Mr. Cox has the right to acquire through the exercise of stock options.

(5)	Includes 9,000 shares that Mr. Fernald has the right to acquire through the exercise of stock options and 2,000 shares he has the right to acquire through the exercise of warrants.

(6)	Includes 12,500 shares that Dr. Gross has the right to acquire through the exercise of stock options.

(7)	Includes 5,000 shares that Mr. Pettit has the right to acquire through the exercise of stock options and 6,500 he has the right to acquire through the exercise of warrants.

(8)	Includes 12,500 shares that Mr. Taggart has the right to acquire through the exercise of stock options.

(9)	Includes 10,000 shares that Mr. Wood has the right to acquire through the exercise of stock options.

(10)	Includes shares beneficially owned by C.L. Scott Cooke, Executive Vice President, and Kenneth J. Potter, Vice President and Chief Financial Officer.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2005 with respect to certain compensation plans under which equity securities of the Bank are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders(1)	95,500	$9.99	171,200
Equity compensation plans not approved by shareholders	—	—	—

Total	95,500	$9.99	171,200

(1)	All information relates to the 1999 Stock Option Plan as amended in 2004.

1999 Stock Option Plan

On May 13, 1999, our Board of Directors adopted and on June 29, 1999, our shareholders approved, a stock option plan for the granting of common stock options to non-employee directors totaling 89,500 and to our officers and employees totaling 45,000. On May 12, 2004, our shareholders approved an amendment to the 1999 stock option plan, increasing the number of options available for grant to non-employee directors to 125,000 and the options available to officers and employees to 150,000. Both incentive stock options and non-qualified stock options may be granted under the plan as amended. The exercise price of each option awarded equals the market price of the common stock on the date of the option grant, and an option’s maximum exercise term is 10 years. On July 15, 1999, the Board of Directors granted 89,500 non-qualified options to non-employee directors and 24,750 incentive stock options to employees. On January 18, 2001, the board granted an additional 9,000 incentive stock options to employees under the same criteria as the 1999 stock option awards. The exercise price of each option granted in 1999 and 2001 was $10.00. On February 2, 2004, the Board of Directors granted 5,000 options to employees at an exercise price of $9.68, and on May 12, 2004 the Board of Directors granted 5,000 options to non-employee directors at an exercise price of $10.00. All outstanding options granted under the 1999 stock option plan were exercisable as of December 31, 2004. As of December 31, 2005, 11,000 of the options awarded to directors in 1999 had been exercised, and 2,000 of these options had been forfeited. At year-end, 7,000 incentive stock options had been exercised and 12,750 incentive stock options had been forfeited.

ITEM 12.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Officers and Directors

The Bank currently has, and expects to have in the future, banking transactions in the ordinary course of business with its directors, principal officers and their associates. All transactions with directors, principal officers and their associates were made in the ordinary course of the Bank’s business, on substantially the same terms, including (in the case of loans) interest rates, collateral and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectibility or presented other unfavorable features to the Bank.

Business Relationships and Transactions with Management and Directors

The Bank has engaged the services of Blue Ridge Services, which is owned by director Thomas L. Beasley, to provide ongoing maintenance and to acquire equipment for the Bank’s offices. Total amounts paid to Blue Ridge Services were $21,261 in 2005, $9,924 in 2004 and $47,470 in 2003.

On February 24, 2005, the Bank retained Anderson & Strudwick, Inc. (“A&S”) to assist it in exploring strategic alternatives, including whether to pursue a possible transaction with another financial institution. As part of that engagement, the Bank retained A&S to act as its sole financial advisor in connection with possible mergers and related matters. In that capacity, A&S advised the Bank with respect to the now-terminated reorganization agreement between the Bank and Millennium Bankshares, is advising the Bank with respect to the proposed merger between the Bank and Rockingham Heritage and issued fairness opinions with respect to both transactions. The Bank has agreed to pay A&S a cash fee equal to 1.5% of the total consideration received by the Bank’s shareholders upon the successful closing of the proposed merger with Rockingham Heritage. This fee is anticipated to be approximately $470 thousand. Laurence C. Pettit, III, a Senior Vice President of Anderson & Strudwick, Inc., is the son of Bank director Laurence C. Pettit, Jr.

ITEM 13.	EXHIBITS

Exhibits

The following exhibits are filed as part of this Form 10-KSB:

Exhibit No.	Description of Exhibits
2.1	Agreement and Plan of Merger, dated as of January 12, 2006, between Premier Community Bankshares, Inc., Rockingham Heritage Bank and Albemarle First Bank (incorporated by reference to Exhibit 2.1 to Form 8-K filed January 13, 2006).

3.1	Articles of Incorporation of Albemarle First Bank (incorporated by reference to Exhibit E-1 to Form 10-SB filed May 1, 2000)

3.2	Bylaws of Albemarle First Bank (incorporated by reference to Exhibit E-2 to Form 10-SB filed May 1, 2000)

10.3	* Albemarle First Bank 1999 Stock Option Plan (incorporated by reference to Exhibit E-4 to Form 10-SB filed May 1, 2000)

10.3.1	* Albemarle First Bank Form of Non-Qualified Stock Option Agreement for a director (incorporated by reference to Exhibit 10.3.1 to Form 10-KSB filed March 28, 2005)

10.3.2	* Albemarle First Bank Form of Non-Qualified Incentive Stock Option Agreement for an employee (incorporated by reference to Exhibit 10.3.2 to Form 10-KSB filed March 28, 2005)

10.3.3	* Albemarle First Bank Form of Non-Qualified Incentive Stock Option Agreement for an employee-director (incorporated by reference to Exhibit 10.3.3 to Form 10-KSB filed March 28, 2005)

10.3.4	* Albemarle First Bank Form of Qualified Incentive Stock Option Agreement for an employee (incorporated by reference to Exhibit 10.3.4 to Form 10-KSB filed March 28, 2005).

10.4	* Employment Agreement by and between Albemarle First Bank and Thomas M. Boyd, Jr., effective January 1, 2004 (incorporated by reference to Exhibit 10.4 to Form 10-KSB/A filed April 29, 2005)

10.5	* Schedule of Albemarle First Bank Non-Employee Directors’ Annual Compensation (filed herewith)

10.6	* Schedule of 2006 Base Salaries for Named Executive Officers of Albemarle First Bank (filed herewith)

13	Our audited financial statements for the years ended December 31, 2005 (filed herewith)

21	Subsidiaries

31.1	Certification of our Chief Executive Officer pursuant to Rule 13a-14(a) (filed herewith)

31.2	Certification of our Chief Financial Officer pursuant to Rule 13a-14(a) (filed herewith)

32	Certifications of our Chief Executive Officer and Chief Financial Officer pursuant to Rule 18 U.S.C. Section 1350 (filed herewith)

*	- Denotes management contracts and compensatory plans and arrangements.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents the fees for professional audit services rendered by: Larrowe & Company for the audit of the Bank’s annual financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services rendered by Larrowe & Company during those periods. All services reflected in the following fee table for 2005 and 2004 were pre-approved in accordance with the policy of the Audit Committee of the Board.

2005
Audit fees	$40,600
Audit-related fees(1)	$39,902
Tax fees (2)	$1,650
All other fees	$—

2004
Audit fees	$37,447
Audit-related fees	$10,290
Tax fees (2)	$1,575
All other fees	$—

(1)	Audit-related fees incurred during 2005 primarily consist of reviewing proxy and regulatory filings related to the proposed merger with Millennium Bankshares Corporation.

(2)	Tax fees for 2005 and 2004 primarily consisted of completing the Bank’s Federal income tax return.

The Audit Committee considers the provision of the non-audit services mentioned above compatible with the maintenance of the Bank’s principal accountant’s independence during 2005 and 2004.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Bank’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Bank’s independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services does not impair the accountants’ independence. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

SIGNATURES

In accordance with the requirements of Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALBEMARLE FIRST BANK

Date: March 16, 2006	/s/ Thomas M. Boyd, Jr.
Thomas M. Boyd, Jr.
President and Chief Executive Officer

Date: March 16, 2006	/s/ Kenneth J. Potter
Kenneth J. Potter
Vice President and Chief Financial Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

	Director	March 16, 2006
Thomas L. Beasley

/s/ Thomas M. Boyd, Jr. Thomas M. Boyd, Jr.	President, Chief Executive Officer and Director	March 16, 2006

/s/ Frank D. Cox, Jr. Frank D. Cox, Jr.	Director	March 16, 2006

/s/ J. Clark Diehl, III J. Clark Diehl, III	Director	March 16, 2006

/s/ James A. Fernald, III James A. Fernald, III	Director	March 16, 2006

/s/ Charles W. Gross Charles W. Gross	Director	March 16, 2006

/s/ William U. Henderson William U. Henderson	Director	March 16, 2006

/s/ Laurence C. Pettit, Jr. Laurence C. Pettit, Jr.	Director	March 16, 2006

/s/ Kenneth J. Potter Kenneth J. Potter	Vice President and Chief Financial Officer (principal financial and accounting officer)	March 16, 2006

/s/ John K. Taggart, III John K. Taggart, III	Director	March 16, 2006

/s/ R. Craig Wood R. Craig Wood	Director	March 16, 2006

EXHIBIT 13

Audited Financial Statements

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$2,335,804	$1,880,664
Federal funds sold	1,908,418	618,275
Interest-bearing deposits with banks	454,404	227,017
Investment securities available for sale	16,696,892	18,502,362
Restricted equity securities	870,560	899,280
Loans, net of allowance for loan losses of $1,308,315 in 2005 and $1,200,460 in 2004	87,093,737	91,831,642
Property and equipment, net	4,761,774	4,787,392
Accrued interest receivable	505,738	415,684
Other assets	1,956,906	2,034,337

Total assets	$116,584,233	$121,196,653

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing demand deposits	$13,696,438	$13,872,969
Interest-bearing demand deposits	32,012,011	31,569,056
Savings deposits	7,682,544	9,481,962
Time deposits	45,608,673	44,615,898

Total deposits	98,999,666	99,539,885
Federal funds purchased and securities under agreements to repurchase	893,816	3,564,146
Federal Home Loan Bank Advances	3,000,000	7,000,000
Other secured borrowings	1,292,881	570,156
Accrued interest payable	90,887	72,412
Accrued expenses and other liabilities	222,787	180,797

Total liabilities	104,500,037	110,927,396

Commitments and contingencies	—	—
Stockholders’ equity
Common stock, $4.00 par value, 3,000,000 shares authorized; 1,751,619 and 1,601,182 shares issued and outstanding for 2005 and 2004, respectively	7,006,476	6,404,728
Additional paid-in capital	8,279,423	7,304,583
Accumulated deficit	(2,895,974)	(3,139,007)
Accumulated other comprehensive losses	(305,729)	(301,047)

Total stockholders’ equity	12,084,196	10,269,257

Total liabilities and stockholders’ equity	$116,584,233	$121,196,653

See Notes to Financial Statements

Statements of Income

For the years ended December 31, 2005 and 2004

	2005	2004
Interest income
Loans and fees on loans	$6,379,463	$5,049,564
Federal funds sold	35,793	10,849
Investment securities	594,154	714,009
Interest-bearing deposits with banks	12,621	6,519

Total interest and dividend income	7,022,031	5,780,941

Interest expense
Demand and savings deposits	472,596	258,685
Time deposits	1,556,538	1,264,832
Federal Funds purchased	6,725	7,284
Borrowings	239,510	141,458

Total interest expense	2,275,369	1,672,259

Net interest income	4,746,662	4,108,682
Provision for loan losses	319,787	357,300

Net interest income after provision for loan losses	4,426,875	3,751,382

Noninterest income
Service charges	293,223	335,210
Gains (losses) on sales of securities	1,842	(1,158)
Gains on sales of fixed assets	—	191,837
Other	255,691	183,866

Total noninterest income	550,756	709,755

Noninterest expense
Salaries	2,067,150	1,995,073
Employee benefits	472,551	483,433
Occupancy expense	230,419	242,545
Equipment expense	284,937	300,436
Advertising	105,930	127,080
Data processing fees	244,207	213,720
Franchise tax	62,768	49,152
Legal fees	324,269	87,151
Accounting fees	94,125	53,290
Consultant fees	109,534	84,320
Foreclosed assets, net	—	33,740
Other operating expense	613,489	638,736

Total noninterest expense	4,609,379	4,308,676
Income before income tax expense	368,252	152,461
Income tax expense	125,219	51,853

Net Income	$243,033	$100,608

Basic earnings per share	$0.15	$0.06

Diluted earnings per share	$0.14	$0.06

Weighted average shares outstanding	1,658,562	1,589,215

Diluted weighted average shares outstanding	1,692,939	1,589,215

See Notes to Financial Statements

Statements of Changes in Shareholders Equity

For the years ended December 31, 2005 and 2004

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance, December 31, 2003	1,589,182	$6,356,728	$7,232,903	$(3,239,615)	$(246,675)	$10,103,341

Comprehensive Income
Net income		—	—	100,608	—	100,608
Change in unrealized loss on securities available for sale, net of tax benefit of $28,403		—	—	—	(55,136)
Reclassification adjustment for losses included in net income, net of tax benefit of $394		—	—	—	764	(54,372)

Total comprehensive income						46,236
Stock options exercised	12,000	48,000	71,680	—	—	119,680

Balance, December 31, 2004	1,601,182	6,404,728	7,304,583	(3,139,007)	(301,047)	10,269,257

Comprehensive Income
Net income		—	—	243,033	—	243,033
Change in unrealized loss on securities available for sale, net of tax benefit of $1,785		—	—	—	(3,466)
Reclassification adjustment for gains included in net income, net of tax effect of ($626)		—	—	—	(1,216)	(4,682)

Total comprehensive income						238,351
Stock options, exercised	6,000	24,000	36,000			60,000
Warrants, exercised	144,437	577,748	938,840	—	—	1,516,588

Balance, December 31, 2005	1,751,619	$7,006,476	$8,279,423	$(2,895,974)	$(305,729)	$12,084,196

See Notes to Financial Statements

Statements of Cash Flows

For the years ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities
Net Income	$243,033	$100,608
Adjustments to reconcile net income to net cash provided by operations:
Provision for loan losses	319,787	357,300
Depreciation and amortization	270,861	297,911
(Gains) on sale of property and equipment	—	(191,837)
Loss on sale of other real estate owned	—	18,706
(Gains) losses on sale of investment securities	(1,842)	1,158
Accretion income	24,153	59,643
Deferred income tax expense	125,219	51,853
Changes in assets and liabilities:
Accrued interest receivable and other assets	(135,430)	(31,466)
Accrued interest payable and other liabilities	60,465	(44,767)

Net cash provided by operating activities	906,246	619,109

Cash flows from investing activities
Purchases of securities available for sale	(745,357)	(2,400,398)
Proceeds from sale, maturity or call of securities available for sale	2,521,422	9,478,743
Proceeds from sale of Federal Home Loan Bank Stock	46,000	—
Net decrease (increase) in interest-bearing deposits with other banks	(227,387)	36,577
Purchases of Restricted Equity Stock	(17,280)	(267,800)
Purchases of Other Equity Securities	—	(18,225)
Net decrease (increase) in loans	4,418,118	(24,864,480)
Purchases of property and equipment	(245,243)	(79,696)
Proceeds from sale of property and equipment	—	427,110
Proceeds from sale of other real estate	—	724,848

Net cash (used in)/ provided by investing activities	5,750,273	(16,963,321)

Cash flows from financing activities
Net increase (decrease) in deposits	(540,219)	8,019,592
Net increase (decrease) in securities sold under agreements to repurchase	(2,670,330)	3,107,057
Net decrease in federal funds purchased	—	(2,055,000)
Proceeds from Federal Home Loan Bank advances	—	5,000,000
Repayment of Federal Home Loan Bank advances	(4,000,000)	—
Increase in other borrowings	722,725	570,156
Proceeds from exercise of common stock warrants	1,516,588	—
Proceeds from exercise of common stock options	60,000	119,680

Net cash (used in)/ provided by financing activities	(4,911,236)	14,761,485

Net increase (decrease) in cash and cash equivalents	1,745,283	(1,582,727)
Cash and cash equivalents, beginning	2,498,939	4,081,666

Cash and cash equivalents, ending	$4,244,222	$2,498,939

Supplemental disclosure of cash flow information
Interest paid	$2,256,894	$1,665,320

Taxes paid	$—	$—

Supplemental disclosure of noncash activities
Other real estate acquired in settlement of loans	$—	$92,000

See Notes to Financial Statements

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Nature of Operations

Albemarle First Bank (the Bank) operates under a charter issued by the Commonwealth of Virginia on December 7, 1998 and provides commercial banking and insurance services to individuals and small business customers located in the Charlottesville, Virginia area. The Bank operates three full service branches and one limited banking facility located within the City of Charlottesville, and Albemarle and Greene Counties, Virginia.

The Bank offers insurance products through its subsidiary, AFB Insurance, Inc. This entity is accounted for as a division of the Bank.

The accounting and reporting policies of the Bank and its subsidiary follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

The notes to the Bank’s audited consolidated financial statements for the year ended December 31, 2005 contain a summary of the Bank’s significant accounting policies. Management believes the policies with respect to the methodology for determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a high degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and the Board of Directors.

Business Segments

The Bank reports its activities as a single business segment. In determining appropriate segment definition, the Bank considers the materiality of a potential segment and components of the business about which financial information is available and regularly evaluated, relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and the valuation of income tax provisions and deferred tax assets. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially the entire loan portfolio of the Bank consists of loans in its market area. Accordingly, the ultimate collection of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced by the tourism and retirement segments and to an extent by the manufacturing and agricultural segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank’s allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks” and “federal funds sold.”

Interest-Bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost.

Trading Securities

The Bank does not hold securities for short-term resale and, therefore, does not maintain a trading securities portfolio.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans Receivable

The Bank grants mortgage, commercial and consumer loans to customers. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the central Virginia region.

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan using the interest method.

The accrual of interest on all loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collection of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect the accuracy of management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded or when related fees are incurred or received.

Property and Equipment

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the estimated useful lives of the assets, ranging from 3- 40 years.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Foreclosed Properties

Properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure, establishing a new cost basis. After foreclosure, management periodically performs valuations and the property is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The anticipated average holding period for such properties is less than 12 months.

Stock-based Compensation

The Bank accounts for its stock-based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Bank is not required to adopt the fair value based recognition provisions prescribed under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Comprehensive Income

Annual comprehensive income reflects the change in the Bank’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Advertising Expense

The Bank expenses advertising costs as they are incurred.

Rate Lock Commitments

On March 13, 2002, the Financial Accounting Standards Board determined that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments, effective for fiscal quarters beginning after April 10, 2002. Accordingly, the Bank adopted such accounting on July 1, 2002.

The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. Prior to July 1, 2002, such commitments were recorded to the extent of fees received. Fees received were subsequently included in the net gain or loss on sale of mortgage loans.

The cumulative effect of adopting SFAS No. 133 for rate lock commitments as of July 1, 2002 was not material.

Financial Instruments

On January 1, 2001, the Bank adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value.

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading. At December 31, 2005 and 2004, the Bank held no derivative financial instruments.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest–bearing deposits with banks: The carrying amounts of interest-bearing deposits with banks approximate their fair values.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term debt: Short-term debt includes Federal funds purchased and securities sold under agreements to repurchase, and short-term borrowings from the Federal Home Loan Bank. The carrying amounts of short-term debt approximate their fair values.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximate fair value.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2005) (“SFAS 123(R)”), Share-Based Payments. SFAS 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Bank will apply SFAS 123(R) on a modified prospective method. Under this method, the Bank is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted stock option awards that remain outstanding at the date of adoption. In addition, the Bank may elect to adopt SFAS 123(R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by SFAS 123, Accounting for Stock-Based Compensation. SFAS 123(R) is effective for the Bank beginning January 1, 2006.

Note 2. Restrictions on Cash

To comply with banking regulations and agreements with correspondent banks, the Bank is required to maintain certain average cash reserve balances. The daily average reserve requirements were approximately $208 thousand and $109 thousand as of December 31, 2005 and 2004, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amounts of securities and their approximate fair values at December 31 follows: (in thousands)

	2005
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$14,634	$5	$399	$14,240
Mortgage backed securities	2,526	—	69	2,457

	$17,160	$5	$468	$16,697

	2004
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$15,133	$1	$458	$14,676
Mortgage backed securities	3,825	9	8	3,826

	$18,958	$10	$466	$18,502

For the years ended December 31, 2005 and 2004 the proceeds from sales of securities available for sale amounted to $749 thousand and $3.9 million, respectively. Gross realized gains amounted to $2 thousand and $7 thousand, respectively. Gross realized losses amounted to $0 and $8 thousand, respectively. The tax expense benefit (provision) applicable to these net realized gains and (losses) amounted to $626 and to $(394), respectively.

Notes to Financial Statements

Note 3. Securities, continued

Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows: (in thousands)

	2005
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$53	$1,976	$368	$11,520
Mortgage backed securities	22	978	16	481

	$75	$2,954	$384	$12,001

	2004
	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$30	$4,606	$428	$8,173
Mortgage backed securities	—	—	8	732

	$30	$4,606	$436	$8,905

Management does not believe that the unrealized losses represent other than temporary declines in fair value. The investments are rate sensitive and change in value in direct correlation to changes in interest rates. The unrealized losses are not due to credit risk, and will be recovered through either accretion of discounts into income or maturity of the bonds at par value.

Restricted equity securities are carried at cost and consist of investments in stock of the Federal Reserve Board, as well as Federal Home Loan Bank of Atlanta (“FHLB”) and Community Bankers Bank which are two of the Bank’s upstream correspondents. The Federal Reserve requires banks to purchase stock as a condition of membership in the Federal Reserve system. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB. The Bank’s stock in Community Bankers Bank is restricted in the fact that the stock may only be repurchased by that company.

Investment securities with amortized cost of approximately $16.7 million and $18.4 million at December 31, 2005 and 2004, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Notes to Financial Statements

The scheduled maturities of securities available for sale at December 31, 2005 were as follows: (in thousands)

	Securities Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$6,499	$6,421
Due after one year through five years	8,172	7,895
Due after five years through ten years	1,000	938
Due after ten years	1,489	1,443

	$17,160	$16,697

For mortgage backed securities, the Bank reports maturities based on contractual lives. Actual results may differ due to interest rate fluctuations.

Note 4. Loans Receivable

The major components of loans in the balance sheet at December 31 are as follows (in thousands):

	2005	2004
Loans secured by:
Residential, 1-4 families	$29,335	$35,135
Commercial	10,122	12,704
Construction	20,210	13,805
Residential, 5 or more families	4,062	3,889
Farmland	2,289	2,762

Total	66,018	68,295
Commercial loans	18,065	20,566
Consumer loans	4,326	4,006
Net deferred origination (fees) costs	(7)	95
Allowance for loan losses	(1,308)	(1,200)

	$87,094	$91,762

Note 5. Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses is as follows: (in thousands)

	2005	2004
Balance, beginning	$1,200	$955
Provision charged to operating expenses	320	357
Loans charged off	(228)	(351)
Recoveries of loans charged off	16	239

Balance, ending	$1,308	$1,200

Notes to Financial Statements

The following is a summary of information pertaining to impaired loans at December 31: (in thousand):

	2005	2004
Principal:
Nonaccrual loans	$1,705	$1,788
Loans past due 90 days or more and still accruing	—	—
Other impaired loans	4,211	3,457

Total	$5,916	$5,245

Percentage of total loans	6.69%	5.67%
Impaired loans with a valuation allowance	$4,004	$5,245

Impaired loans without a valuation allowance	$1,912	$—

Valuation allowance related to impaired loans	$603	$364

Average investment in impaired loans	$5,462	$6,431

Interest income recognized from impaired loans on a cash basis	$302	$267

The Bank is not committed to lend additional funds to debtors whose loans are impaired or have been modified.

Note 6. Property and Equipment

Components of Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31 are as follows: (in thousands)

	2005	2004
Automobiles	$14	$14
Land and land improvements	1,471	1,464
Buildings	2,970	2,907
Furniture and equipment	1,776	1,614
Construction in progress	—	10
Leasehold improvements	83	83

Property and equipment, total	6,314	6,092
Less accumulated depreciation	(1,552)	(1,305)

Property and equipment, net of depreciation	$4,762	$4,787

Depreciation expense amounted to $271 thousand and $298 thousand for the years ended December 31, 2005 and 2004, respectively.

In 2004, the Bank sold a parcel of land adjacent to its main branch on Seminole Trail in Albemarle County. This parcel of land had a book value of $233 thousand and a gain of $192 thousand was realized on the sale.

Notes to Financial Statements

Leases

The Bank leases one full service branch. The lease commenced in 2001 for a five-year term, with one optional five-year renewal. Future minimum lease payments under non-cancelable agreements are as follows: (in thousands)

2006	$14
Thereafter	—

$14

Total rental expense was $36 thousand and $34 thousand for 2005 and 2004, respectively.

Note 7. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 were approximately $13.4 million and $15.1 million, respectively.

At December 31, 2005 the scheduled maturities of time deposits are as follows: (in thousands)

2006	$19,764
2007 and 2008	18,353
2009 and 2010	7,492
Thereafter	—

$45,609

Note 8. Borrowings

Short-term Debt

Short-term debt consists of federal funds purchased, securities sold under agreements to repurchase, which mature within one to four days from the transaction date, and an advance from the Federal Home Loan Bank that has a maturity of less than one year. Additional information at December 31 and for the years then ended is summarized below (in thousands).

	2005	2004
Outstanding balance at December 31	$3,894	$10,564

Year-end weighted average rate	3.89%	2.44%

Daily average outstanding during the period	$8,386	$10,037

Average rate for the period	2.93%	1.48%

Maximum outstanding at any month-end during the period	$14,129	$13,854

Other Secured Borrowings

Other secured borrowings consist of loans originated by the Bank, then participated to other community Banks in Virginia. These participation agreements contain clauses that allow the Bank to maintain certain rights to these loans and therefore do not qualify as sold loans under SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

Notes to Financial Statements

Lines of Credit

The Bank has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $6 million and a secured line of credit with the Federal Home Loan Bank of Atlanta totaling approximately $9.0 million as of December 31, 2005 and not to exceed 10% of the banks total assets.

Note 9. Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments at December 31 are as follows (dollars in thousands):

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$2,336	$2,336	$1,881	$1,881
Interest-bearing deposits with banks	454	454	227	227
Federal funds sold	1,908	1,908	618	618
Securities
Available for sale	16,697	16,697	18,502	18,502
Restricted equity securities	871	871	899	899
Loans, net of allowance for loan losses	87,094	89,396	91,832	92,108

Financial liabilities
Deposits	99,000	98,359	99,540	99,774
Securities sold under agreements to repurchase	894	895	3,564	3,566
Federal funds purchased	—	—	—	—
Short-term FHLB advances	3,000	3,000	7,000	7,000

Off-balance-sheet assets (liabilities)
Commitments to extend credit and standby letters of credit	—	—	—	—

Note 10. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for the periods ended December 31: (in thousands except per share data)

	2005	2004
Net income available to common shareholders	$243	$101

Weighted average common shares outstanding	1,659	1,589
Effect of dilutive securities, options and warrants	34	—

Weighted average common shares outstanding, diluted	1,693	1,589

Basic earnings per share	$0.15	$0.06

Diluted earnings per share	$0.14	$0.06

Notes to Financial Statements

At January 1, 2003, 578,285 warrants were outstanding with a $10.50 per share exercise price. During 2003, the exercise price of these warrants was reduced to $7.00 per share and 336,190 warrants were exercised. During 2005 an additional 144,437 warrants were exercised at $10.50 per share. At December 31, 2004 and 2005, warrants totaling 242,095 and 97,658, respectively, were outstanding with a $10.50 per share exercise price.

Note 11. Benefit Plans

Stock Options

The Bank adopted a qualified and non-qualified stock option plan as amended on May 12, 2004 which reserves up to 125,000 shares for non-employee directors (non-qualified plan) and 150,000 shares for employees (qualified plan). Options granted under the plan vest according to the terms of each particular grant. All options expire not more than ten years from the date of grant and are exercisable at not less than the fair value of the stock at the date of the grant.

Activity under Bank plans during the years ended December 31 is summarized below:

	Non-Qualified Options		Qualified Options
	Available For Grant	Granted	Available For Grant	Granted
Balance December 31, 2003	—	99,500	38,700	6,300
Plan amendment	35,500	—	105,000	—
Granted	(5,000)	5,000	(5,000)	5,000
Exercised	—	(11,000)	—	(1,000)
Forfeited	2,000	(2,000)	—	—
Expired	—	—	—	—

Balance December 31, 2004	32,500	91,500	138,700	10,300

Granted	—	—	—	—
Exercised	—	—	—	(6,000)
Forfeited	—	—	—	(300)
Expired	—	—	—	—

Balance December 31, 2005	32,500	91,500	138,700	4,000

Notes to Financial Statements

Note 11. Benefit Plans, continued

Additional information relating to the plan is detailed below:

	2005	2004
Outstanding options
Exercise price, beginning of the year(1)	$10.00	$10.00
Exercise price, end of the year(1)	$9.99	$9.99
Range of exercise prices:
From	$9.68	$9.68
To	$10.00	$10.00
Remaining contractual life in months(1)	47	60

Exercisable options outstanding at December 31
Number	95,500	101,800
Exercise price(1)	$9.99	$10.00

Weighted average exercise price of options
Granted during the year	$—	$9.84
Exercised during the year	$10.00	$10.00
Forfeited during the year	$10.00	$10.00
Expired during the year	$—	$—

Grant-date fair value
Options granted during the year	$—	$34,376

Significant assumptions used in determining fair value of options granted
Risk-free interest rate	n/a	4.52%
Expected life in years	n/a	10
Expected dividends	n/a	—
Expected volatility	n/a	54.66%

Results of operations
Compensation cost recognized in income for all stock-based compensation awards	$—	$—

Pro forma net income(2)	$244,373	$75,128

Pro forma earnings per common share(2)	$0.15	$0.05

Pro forma earnings per diluted share(2)	$0.14	$0.05

(1)	Weighted average

(2)	As if the fair value based method prescribed by SFAS No. 123 had been applied

Notes to Financial Statements

Note 11. Benefit Plans, continued

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who are 21 years of age and have completed one year of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank may make additional contributions at the discretion of the Board of Directors. The Bank’s contributions were $59 thousand and $56 thousand for the periods ended December 31, 2005 and 2004, respectively.

Cafeteria Plan

The Bank adopted a cafeteria plan on May 1, 1999, which provides its employees with a choice between compensation and certain qualified benefit plans including medical reimbursement, group accident and health insurance, and group term life insurance. The Bank incurred expenses of $233 thousand and $257 thousand relating to this plan for the periods ended December 31, 2005 and 2004, respectively.

Note 12. Income Taxes

Operating Loss and Carryforwards

At December 31, 2005, the Bank had loss carryforwards of approximately $4.0 million for federal tax purposes. As of December 31, 2004 and 2005, we determined that the future realization of our deferred tax assets was more likely than not. In the event that we subsequently determine that we cannot, or more than likely will not, realize the benefit of all or part of our deferred tax asset, an adjustment to establish a deferred tax asset valuation allowance would be charged to income in the period in which such determination is made.

Current and Deferred Income Tax Components

The components of income tax expense are as follows: (in thousands)

	2005	2004
Current	$—	$—
Deferred	125	52

Income tax expense	$125	$52

Rate Reconciliation

A reconciliation of expected income tax expense computed at the statutory federal income tax rate to income tax expense included in the statements of income is as follows: (in thousands)

	2005	2004
Tax expense at statutory federal rate	$125	$52
Other	—	—

Income tax expense	$125	$52

Notes to Financial Statements

Note 12. Income Taxes, continued

Deferred Income Tax Analysis

The significant components of net deferred tax assets at December 31 are summarized as follows: (in thousands)

	2005	2004
Deferred tax assets
Allowance for loan losses	$271	$212
Deferred loan fees, net	2	33
Accrued compensation	8	8
Net unrealized losses on securities available for sale	157	155
Net operating loss	1,356	1,517
Contributions	12	8

Deferred tax asset	1,806	1,933

Deferred tax liabilities
Accretion of bond discount	5	3
Depreciation	150	156

Deferred tax liability	155	159

Net deferred tax asset	$1,651	$1,774

Note 13. Commitments and Contingencies

Litigation

In the ordinary course of operations, we expect to be a party to various legal proceedings. As of December 31, 2005 there are no pending or, to the Bank’s knowledge, threatened legal proceedings against the Bank.

Financial Instruments with Off-Balance-Sheet-Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

Notes to Financial Statements

Note 13. Commitments and Contingencies, continued

Financial Instruments with Off-Balance-Sheet-Risk, continued

A summary of the Bank’s commitments at December 31 is as follows: (in thousands)

	2005	2004
Commitments to extend credit	$33,979	$21,118
Standby letters of credit	2,758	2,495

	$36,737	$23,613

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. These commitments are made on both a variable and fixed rate basis. Collateral held varies as specified above and is required in instances in which the Bank deems necessary.

Concentrations of Credit Risk

Substantially all of the Bank’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $1.8 million.

The Bank from time to time has cash and cash equivalents on deposit with financial institutions that exceed federally insured limits.

Other Commitments

The Bank has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Bank obligations in the event of merger or acquisition.

Note 14. Regulatory Restrictions

Dividends

The Bank, as a Virginia chartered bank, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Notes to Financial Statements

Note 14. Regulatory Restrictions, continued

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets, as all those terms are defined in the applicable regulations. As of December 31, 2005 and 2004, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Federal Reserve categorized the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.

As of December 1, 2005 the Bank’s capital adequacy rating according to Virginia Bureau of Financial Institutions was a (three) and described as “Less than Satisfactory”. As of December 31, 2005 the Bank’s total risk-based capital, Tier 1 risk based capital, and Tier 1 leverage ratios were 13.83%, 12.58%, and 9.29%, respectively. While these ratios are comparable with the Bank’s peers and would normally classify the Bank as “Well Capitalized”, regulators noted that our deficient earnings performance and asset quality represented a distinct threat to our capital if not remedied.

Notes to Financial Statements

Note 14. Regulatory Restrictions, continued

Capital Requirements, continued

The Bank’s actual capital amounts and ratios are also presented in the following table (in thousands):

	Actual		Minimum For Capital Adequacy Purposes		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005:
Total Capital (to Risk-Weighted Assets)
Bank	$11,809	13.83%	$6,830	8.00%	$8,537	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Bank	$10,739	12.58%	$3,415	4.00%	$5,122	6.00%
Tier 1 Capital (to Average Assets)
Bank	$10,739	9.29%	$4,624	4.00%	$5,779	5.00%
December 31, 2004:
Total Capital (to Risk-Weighted Assets)
Bank	$9,898	11.23%	$7,054	8.00%	$8,818	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Bank	$8,795	9.97%	$3,527	4.00%	$5,291	6.00%
Tier 1 Capital (to Average Assets)
Bank	$8,795	7.42%	$4,743	4.00%	$5,929	5.00%

Note 15. Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions (including commitments) with related parties were as follows: (in thousands)

	2005	2004
Balance, beginning	$3,794	$2,554
New loans	4,049	3,755
Payments	(4,032)	(2,490)
Changes in related parties	—	(25)

Balance, ending	$3,811	$3,794

Larrowe & Company, P.L.C.

CPAs and Consultants

104 Cranberry Road

Post Office Box 760

Galax, Virginia 24333

276-238-1800

Fax 276-238-1801

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Albemarle First Bank

Charlottesville, Virginia

We have audited the balance sheet of Albemarle First Bank as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for the two year period ended December 31, 2005. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Albemarle First Bank at December 31, 2005 and 2004, and the results of their operations and their cash flows for the two year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Larrowe & Company, PLC

Galax, Virginia

February 10, 2006

EXHIBIT 21

Subsidiaries of the Registrant

Name	Type and Jurisdiction of Organization
AFB Insurance, Incorporated	A Virginia Corporation

EXHIBIT 31.1

CERTIFICATIONS

I, Thomas M. Boyd, Jr., certify that:

1. I have reviewed this annual report on Form 10-KSB of Albemarle First Bank;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 16, 2006

/s/ Thomas M. Boyd, Jr.
Thomas M. Boyd, Jr.
President & CEO

EXHIBIT 31.2

CERTIFICATIONS

I, Kenneth J. Potter, certify that:

1. I have reviewed this annual report on Form 10-KSB of Albemarle First Bank;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the small business issuer and have:

(a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: March 16, 2006

/s/ Kenneth J. Potter
Kenneth J. Potter
Vice President & CFO

EXHIBIT 32

Pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350)

The undersigned, as the Chief Executive Officer and Chief Financial Officer of Albemarle First Bank, respectively, certify that the Annual Report on Form 10-KSB for the period ended December 31, 2005, which accompanies this certification fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Albemarle First Bank at the dates and for the periods indicated. The foregoing certification is made pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350), and no purchaser or seller of securities or any other person shall be entitled to rely upon the foregoing certification for any purpose. The undersigned expressly disclaim any obligation to update the foregoing certification except as required by law.

/s/ Thomas M. Boyd, Jr.
Thomas M. Boyd, Jr., President and Chief Executive Officer

/s/ Kenneth J. Potter
Kenneth J. Potter, Vice President and Chief Financial Officer

March 16, 2006